                                  Exhibit 99.3

RP(R) FINANCIAL, LC.

                                TABLE OF CONTENTS
                            COLONIAL BANKSHARES, INC.
                              BRIDGETON, NEW JERSEY


                                                                       PAGE
DESCRIPTION                                                           NUMBER
-----------                                                           ------


CHAPTER ONE             OVERVIEW AND FINANCIAL ANALYSIS

      Introduction                                                     1.1
      Current Organization Structure                                   1.1
      Description of Plan of Stock Issuance                            1.2
      Strategic Overview                                               1.3
      Balance Sheet Trends                                             1.6
      Income and Expense Trends                                        1.10
      Interest Rate Risk Management                                    1.14
      Lending Activities and Strategy                                  1.15
      Asset Quality                                                    1.18
      Funding Composition and Strategy                                 1.19
      Subsidiary                                                       1.19
      Legal Proceedings                                                1.20



CHAPTER TWO                      MARKET AREA
-----------

      Introduction                                                     2.1
      Market Area Demographics                                         2.3
      Summary of Local Economy and Workforce                           2.5
      Unemployment Trends                                              2.7
      Market Area Deposit Characteristics                              2.8



CHAPTER THREE                 PEER GROUP ANALYSIS
-------------

      Peer Group Selection                                             3.1
      Basis of Comparison                                              3.2
      Selected Peer Group                                              3.3
      Financial Condition                                              3.5
      Income and Expense Components                                    3.8
      Loan Composition                                                 3.11
      Credit Risk                                                      3.11
      Interest Rate Risk                                               3.14
      Summary                                                          3.16

RP(R) FINANCIAL, LC.

                                TABLE OF CONTENTS
                            COLONIAL BANKSHARES, INC.
                              BRIDGETON, NEW JERSEY
                                   (CONTINUED)


                                                                       PAGE
DESCRIPTION                                                           NUMBER
-----------                                                           ------


CHAPTER FOUR                    VALUATION ANALYSIS
------------

      Introduction                                                     4.1
      Appraisal Guidelines                                             4.1
      RP Financial Approach to the Valuation                           4.2
      Valuation Analysis                                               4.3
             1.  Financial Condition                                   4.3
             2.  Profitability, Growth and Viability of Earnings       4.4
             3.  Asset Growth                                          4.5
             4.  Primary Market Area                                   4.6
             5.  Dividends                                             4.6
             6.  Liquidity of the Shares                               4.8
             7.  Marketing of the Issue                                4.9
                      A.  The Public Market                            4.9
                      B.  The New Issue Market                         4.13
                      C.  The Acquisition Market                       4.14
             8.  Management                                            4.16
             9.  Effect of Government Regulation and Regulatory Reform 4.17
      Summary of Adjustments                                           4.17
      Basis of Valuation - Fully-Converted Pricing Ratios              4.17
      Valuation Approaches:  Fully-Converted Basis                     4.19
      Comparison to Recent Conversions and MHC Offerings               4.24
      Valuation Conclusion                                             4.25

RP(R) FINANCIAL
--------------------------------------------------
Financial Services Industry Consultants


                                                 March 4, 2005


Board of Directors
Colonial Bankshares, MHC
Colonial Bankshares, Inc.
Colonial Bank, FSB
85 West Broad Street
Bridgeton, New Jersey  08302-2420

Members of the Boards:

        At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the Common Stock which is to be offered in connection with the Plan of Stock Issuance (the "Plan"), described below.

        This Appraisal is furnished pursuant to the requirements of 563b.7 and has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the Office of Thrift Supervision ("OTS"), including the most recent revisions as of October 21, 1994, and applicable interpretations thereof.


Description of Plan of Stock Issuance
-------------------------------------

        Colonial Bankshares, MHC (the "MHC") is a federally chartered mutual holding company regulated by the OTS. The MHC was formed in 2003 in conjunction with the mutual holding company reorganization ("Reorganization") of Colonial Bank, FSB, Bridgeton, New Jersey ("Colonial" or the "Bank"); no stock was issued publicly in the Reorganization. Simultaneous with the Reorganization, a wholly-owned mid-tier stock holding company was formed, Colonial Bankshares, Inc. (the "Company") and Colonial became a wholly-owned subsidiary of the Company. Pursuant to the Plan, the Company will offer for sale up to 49.0% of its common stock (the "Minority Stock Issuance") to the Bank's Eligible Account Holders, Supplemental Eligible Account Holders and tax-qualified plans of the Bank (including the Employee Stock Ownership Plan, or "ESOP"). Any shares that are not sold in the Subscription Offering may be offered for sale in the Direct Community Offering and, subsequently, if appropriate, to the public in a Syndicated Community Offering (collectively, the "Offering"). The number of shares of common stock to be sold in the Offering will approximate 46% of the total shares as noted below. The number of shares issued to the MHC will approximate 56% of the total shares.


--------------------------------------------------------------------------------
WASHINGTON HEADQUARTERS
Rosslyn Center                                         Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210                      Fax No.: (703) 528-1788
Arlington, VA  22209                               Toll-Free No.: (866) 723-0594
www.rpfinancial.com                                 E-Mail: mail@rpfinancial.com

BOARD OF DIRECTORS
MARCH 4, 2005
PAGE 2

        The Company will infuse capital into the Bank sufficient to increase the core capital ratio to 10% of pro forma assets, retaining the balance of the offering proceeds. The Company intends to use a portion of the proceeds to make a loan directly to the ESOP to enable the ESOP to purchase up to 8.0% of the shares of common stock sold in the offering.


RP(R) Financial, LC.
--------------------

        RP(R) Financial, LC. ("RP Financial") is a financial consulting and valuation firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal and assisting the Bank and the Company in the preparation of the post-conversion business plan, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the Minority Stock Issuance.


Valuation Methodology
---------------------

        In preparing our appraisal, we have reviewed the Bank's and the Company's regulatory applications, including the prospectus as filed with the OTS and the Securities and Exchange Commission ("SEC"). We have conducted a financial analysis of the Bank that has included a review of its audited financial information for fiscal years ended December 31, 2000 through 2004. We have also conducted due diligence related discussions with the Company's management; Beard Miller & Company, LLP, the Company's independent auditor; Luse Gorman Pomerenk & Schick, the Bank's securities and regulatory counsel; and Ryan Beck & Company, Inc., the Bank's financial and marketing advisor in connection with the Offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

        We have investigated the competitive environment within which the Company operates and have assessed the Company's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on the Company and the industry as a whole. We have analyzed the potential effects of the stock issuance on the Company's operating characteristics and financial performance as they relate to the pro forma market value. We have reviewed the economy in the Company's primary market area and have compared the Company's financial performance and condition with publicly-traded thrifts in mutual holding company form, as well as all publicly-traded thrifts. We have reviewed conditions in the securities markets in general and in the market for thrift stocks in particular, including the market for existing thrift issues and the market for initial public offerings by thrifts. We have specifically considered the market for the stock of

BOARD OF DIRECTORS
MARCH 4, 2005
PAGE 3

publicly-traded mutual holding companies, including the market for initial public offerings in conjunction with other MHC reorganizations. We have excluded from such analyses thrifts subject to announced or rumored acquisition, mutual holding company institutions that have announced their intent to pursue second step conversions, and/or those institutions that exhibit other unusual characteristics. We have also considered the expected market for the Company's public shares.

        Our Appraisal is based on the Company's representation that the information contained in the regulatory applications and additional information furnished to us by the Company, its independent auditors, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Company, its independent auditors, legal counsel and other authorized agents nor did we independently value the individual assets or liabilities, on or off balance sheet, of the Company. The valuation considers the Company only as a going concern and should not be considered as an indication of the Company's liquidation value.

        Our appraised value is predicated on a continuation of the current operating environment for the Bank, the MHC and the Company and for all thrifts and their holding companies, including mutual holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Bank's, the MHC's and the Company's values alone. It is our understanding that there are no current or long-term plans for pursuing a second step conversion or for selling control of the Company or the Bank at this time. To the extent that such factors can be foreseen, they have been factored into our analysis.

        Pro forma market value is defined as the price at which the Company's stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.


Valuation Conclusion
--------------------

        It is our opinion that, as of March 4, 2005, the aggregate market value of the Company's common stock, assuming a full conversion offering, is $42.0 million. The resulting range of value pursuant to regulatory guidelines and the corresponding number of shares based on the $10.00 per share offering price (as determined by the Board) is set forth below:

BOARD OF DIRECTORS
MARCH 4, 2005
PAGE 4

                                          Total                  Aggregate
                                     Shares Issued(1)          Market Value(1)
                                     ----------------          ---------------
        Minimum                         3,570,000               $35,700,000
        Midpoint                        4,200,000               $42,000,000
        Maximum                         4,830,000               $48,300,000
        Supermaximum                    5,554,500               $55,545,000

        (1) Based on a $10.00 per share price, pursuant to a full conversion.


        Based on the foregoing valuation, and the Board's determination to offer 46% of the full value for sale in the minority stock offering, the range of offering and ownership would be as follows:

                                                                    Offering
                                 Total Shares     Mhc Shares         Shares
                                 ------------     ----------         ------
   Shares(1)
   ------
   Minimum                         3,570,000       1,927,800       1,642,200
   Midpoint                        4,200,000       2,268,000       1,932,000
   Maximum                         4,830,000       2,608,200       2,221,800
   Supermaximum                    5,554,500       2,999,340       2,555,070

   Distribution of Shares(2)
   ----------------------
   Minimum                           100.00%          54.00%          46.00%
   Midpoint                          100.00%          54.00%          46.00%
   Maximum                           100.00%          54.00%          46.00%
   Supermaximum                      100.00%          54.00%          46.00%

   Aggregate Market Value
   ----------------------
   Minimum                       $35,700,000     $19,278,000     $16,422,000
   Midpoint                      $42,000,000     $22,680,000     $19,320,000
   Maximum                       $48,300,000     $26,082,000     $22,218,000
   Supermaximum                  $55,545,000     $29,994,300     $25,550,700

  (1) Based on 46.00% of the conversion valuation range.
  (2) Based on offering price of $10.00 per share.



Limiting Factors and Considerations
-----------------------------------

        Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the Common Stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of Common Stock in the Offering will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof.

BOARD OF DIRECTORS
MARCH 4, 2005
PAGE 5

        RP Financial's valuation was determined based on the financial condition and operations of the Bank as of December 31, 2004, the date of the financial data included in the regulatory applications and prospectus.

        RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

        The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the Company's financial performance and condition, management policies, and current conditions in the equity markets for thrift shares. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.


                                                     Respectfully submitted,

                                                     RP(R) FINANCIAL, LC.



                                                     /s/ Ronald S. Riggins
                                                     ---------------------
                                                     Ronald S. Riggins
                                                     President



                                                     /s/ James P. Hennessey
                                                     ----------------------
                                                     James P. Hennessey
                                                     Senior Vice President

               ---------------------------------------------------

                           PRO FORMA VALUATION REPORT

                            COLONIAL BANKSHARES, INC.

                               HOLDING COMPANY FOR
                               COLONIAL BANK, FSB
                              BRIDGETON, NEW JERSEY


                                  DATED AS OF:
                                  MARCH 4, 2005

               ---------------------------------------------------








                                  PREPARED BY:

                              RP(R) FINANCIAL, LC.
                             1700 NORTH MOORE STREET
                                   SUITE 2210
                            ARLINGTON, VIRGINIA 22209

RP(R) FINANCIAL, LC.
PAGE 1.1
                       I. OVERVIEW AND FINANCIAL ANALYSIS



Introduction
------------

        Colonial Bank, FSB (the "Bank"), is a federally chartered mutual savings bank, and was originally organized in 1913 as Young Men's Savings and Loan Association. Over the years, the Bank has grown to a six-branch operation, serving southern New Jersey through its headquarters office in Bridgeton, New Jersey. A total of four offices are located in Cumberland County while two branches are situated in Gloucester County. The Bank's markets are in the southernmost New Jersey, with the main office and four nearby branches in Cumberland County located approximately 50 miles south of downtown Philadelphia, while the Bank's two Gloucester County branches are approximately 20 to 25 miles south of Philadelphia.

        The Bank is a member of the Federal Home Loan Bank ("FHLB") system, and its deposits are insured up to the regulatory maximums by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). At December 31, 2004, the Bank had $291.1 million in assets, $259.4 million in deposits and total equity of $16.8 million, or 5.79% of total assets. The Bank's recent audited and unaudited financial statements are included by reference as Exhibit I-1.


Current Organization Structure
------------------------------

        The Bank reorganized into a mutual holding company ("MHC") structure in January 2003, and no stock was issued publicly at the time. Simultaneous with the MHC reorganization, a wholly-owned mid-tier stock holding company was formed known as Colonial Bankshares, Inc. ("Colonial" or the "Company"), and the Bank became a wholly-owned subsidiary of the Company. The MHC and the Company were both capitalized with $5,000 in cash concurrent with their formation. The public stock offering being pursued by the Company will not result in any organizational change.

        Colonial Bankshares, MHC is a federally-chartered mutual holding company which was formed in January 2003 in conjunction with the MHC reorganization of Colonial Bank, FSB. As a result of the MHC reorganization in which no stock was issued publicly, the Bank converted to

RP(R) FINANCIAL, LC.
PAGE 1.2

a stock bank and issued all of its common stock to Colonial, the mid-tier holding company and the MHC's wholly-owned subsidiary. At the present time, the assets of the MHC include approximately $5,000 of cash as well as the common stock of the Company.


Description of Plan of Stock Issuance
-------------------------------------

        Pursuant to the Plan of Stock Issuance, the Company will publicly offer a 46.0% minority position of its common stock ("Minority Stock Issuance" or "Offering"), and the MHC will retain a 54.0% majority interest in the Company. Colonial will continue to be the sole subsidiary of the MHC and will own 100% of the Bank's outstanding stock. The Company will retain up to 50% of the net offering proceeds, a portion of which will be loaned to the newly-formed employee stock ownership plan ("ESOP") to purchase 8.00% of the offering shares.

        The Offering proceeds are expected to facilitate the Company's continued expansion and diversification. The Offering also provides the opportunity for local stock ownership, which may enhance the financial success of the Bank if local shareholders become/remain customers and promote the Bank's products and services. The following summary indicates the initial allocation and reinvestment of the offering proceeds.

        o MHC. The MHC currently is the sole shareholder of the Company, and will retain a 54.0% majority ownership upon completion of the Offering. The MHC is not currently expected to engage in business activity other than stock ownership of the Company. The MHC was capitalized with $5,000 upon formation as of January 2, 2003, and no additional capitalization is anticipated with the Offering.

        o COLONIAL BANKSHARES, INC. The Company is expected to retain up to 50% of the net offering proceeds (subject to the Bank achieving a core capital ratio equal to 10% of assets), which will be utilized to fund the loan for stock purchased by the newly-formed ESOP and the balance will be invested by the Company in high quality investment securities with short- to intermediate-term maturities, generally consistent with the current investment mix. Over time, such funds are earmarked for various corporate purposes, including the possible payment of regular and/or special cash dividends, infusing additional equity into the Bank and/or repurchases of publicly-held common stock. In time, dividends are expected to be periodically paid to the Company from the Bank.

RP(R) FINANCIAL, LC.
PAGE 1.3

        o BANK. The greater of 50% of the net proceeds or an amount sufficient to increase the core capital ratio to 10% of adjusted assets will be infused into the Bank. The net investable cash is expected to be lower than the paid-in capital, based on expectations of deposit withdrawals to fund stock purchases. Cash proceeds infused into the Bank will initially become part of general funds, which are expected to be initially invested into cash and short-term investments pending longer-term reinvestment into loans and investments.


        The Bank expects to continue to pursue a controlled growth strategy, leveraging its strengthened pro forma capital, primarily through growth via current delivery channels, and through additional branches by de novo branching or acquisition (if attractive purchase opportunities arise). If appropriate, Colonial may also consider various capital management strategies to assist in the long-run objective of increasing return on equity.


Strategic Overview
------------------

        Throughout much of its corporate history, the Company's strategic focus has been that of a community-oriented financial institution with a primary focus on meeting the borrowing, savings and other financial needs of its local customers in Cumberland and Gloucester Counties. In this regard, the Company has historically pursued a residential lending strategy for portfolio, as construction and commercial lending have typically constituted a modest portion of the total loan portfolio. Moreover, investment securities have typically comprised the majority of interest-earning assets in the absence of a significant internal loan origination capacity and given the limited product line-up of competitive residential mortgage loans.

        Commencing in fiscal 2000, the Company sought to implement a program whereby it would increase the balance of loans receivable while also gradually restructuring the loan portfolio to include a greater proportion of commercial loans, primarily mortgage loans but also commercial and industrial loans ("C&I loans") to a limited extent. Accordingly, the Company's current lending operations consist of two principal segments as follows: (1) residential mortgage lending; and (2) commercial mortgage and C&I loans in conjunction with the intensified efforts to become a full-service community thrift.

RP(R) FINANCIAL, LC.
PAGE 1.4

        With this transition in recent years, the Company has more fully developed the infrastructure required to undertake more diversified lending. In this regard, management has developed extensive policies and procedures pertaining to the credit standards and the administration of commercial accounts. Additionally, the Company has employed four loan officers with local experience to conduct the commercial lending operations. The Company's increased community thrift focus has led to an expansion that is evidenced by the growth of commercial real estate/multi-family mortgage loans, C&I loans and construction loans - specifically, these loans have increased from $2.9 million, or 6.1% of total loans, as of March 31, 2001, to $35.9 million, or 28.3% of total loans, as of December 31, 2004.

        Despite the increased commercial lending emphasis, residential mortgage loans continue to comprise the largest portion of the loan portfolio at $56.5 million, or 44.4% of total loans, as of December 31, 2004. In addition, home equity lending has grown, and such loans totaled $31.9 million, or 25.1% of total loans. Substantially all of the Company's residential mortgage loans are originated internally by the Company loan officers. The majority of the Company's permanent residential mortgage volume has been in 15 and 30 year mortgage loans. Although the Company is a portfolio lender, the Company has applied to a secondary market agency to become an approved seller. In concert with Colonial's efforts to improve earnings, the Company has also been seeking to expand the residential mortgage and home equity loan portfolio with the objective of restructuring the balance sheet to include a greater proportion of higher yielding loans.

        The Company's interest-earning assets ("IEA") also consist of interest-earning deposits and short- to intermediate-term investment securities and mortgage-backed securities ("MBS"), the majority of which are currently classified as available for sale ("AFS"). The Company has historically maintained a limited internal loan origination capacity and has only recently expanded its lending capabilities for both residential and commercial lending. As a result, the Company has maintained a relatively large portfolio of investments in order to leverage capital with the objective of enhancing net income.

        In recent years, growth of checking and other transaction accounts have constituted the largest source of deposit growth; as a result, transaction and savings accounts currently comprise a larger portion of the Company's deposit composition than certificates of deposit ("CDs").

RP(R) FINANCIAL, LC.
PAGE 1.5

Management believes that such growth has been facilitated by offering relatively high deposit rates relative to the prevailing competition, particularly given the limited population growth and below average household income levels in its largest market (Cumberland County).

        The Company supplementally funds operations with borrowings periodically, with recent borrowings being employed primarily for liquidity purposes to fund relatively strong loan growth. Accordingly, borrowed funds primarily consist of short-term and/or variable rate instruments.

        The Company's earnings base is largely dependent upon net interest income and operating expense levels, reflecting the Company's relatively traditional operating strategy. The Company's recent earnings growth has been favorably impacted by balance sheet growth trends, which have facilitated growth of net interest income and have leveraged operating expenses and fixed assets to improve the efficiency ratio. The increase capital that will result from the infusion of stock proceeds is expected to facilitate further leveraging of the operating expense ratio, as the Company's stronger pro forma capital position will support further growth of the asset base.

        Colonial has recently, or is planning to undertake, several major initiatives to enhance its infrastructure and office facilities, including significant capital investments in fixed assets and its information systems. In this regard, the Company converted its data processing system in 2004 to one which provided superior management information and customer services at a total cost of $250,000. Representing a more significant investment, the Company will be moving its administrative offices to a newly constructed facility located in Millville. The facility will have approximately 15,000 square feet of office space, and will also house a retail office location. The new facility will be adequate for the Company's needs for the foreseeable future. The total investment in the new administrative offices, inclusive of furniture fixtures and equipment, is expected to be in the range of $6 million upon its completion which is targeted for 2006. The Company also has firm plans for the establishment of a new branch office in Atlantic County within the same timeframe at a total cost estimated to approximate $850,000.

        Colonial will be seeking to leverage its infrastructure investments in personnel, office facilities and data processing through balance sheet growth, on-going development of customer

RP(R) FINANCIAL, LC.
PAGE 1.6

relationships, as it seeks to enhance its visibility and competitive posture in the market served. In the near term, the Company will incur substantial costs which will negatively impact profitability.


Balance Sheet Trends
--------------------

        The Company's strategy of growth and expansion is evidenced in Table
1.1. Since March 31, 2001, total assets increased at a 15.5% annual rate, from $169.7 million to $291.1 million currently. Loans have realized a faster growth rate than total assets and thus increased in proportion to total assets, from 28.4% at March 31, 2001 to 43.2% at December 31, 2004. Specifically, loans have increased at a 29.2% rate over this period while cash, investments and mortgage-backed securities ("MBS") in aggregate, have increased at an 8.3% annual rate. The faster loan growth has limited the net interest income compression during the low interest rate environment the last couple of years.

        The Company's assets are funded through a combination of deposits, borrowings and retained earnings. Deposits have always comprised the majority of funding liabilities, increasing at an annual rate of 14.3% since 2001. While borrowed funds has increased at a comparatively faster pace (by 98.6% annually), borrowings are a relatively limited funding source overall. Growth in savings and transaction accounts has been the principal factor leading to the deposit growth as CD balances have remained relatively stable.

        Equity has increased 11.0% annually since the end of fiscal 2001, in part reflecting the Company's strengthening earnings, coupled with the relatively leveraged capital ratio. The post-offering equity growth rate is expected to initially fall below historical levels given the increased equity, the initial anticipated reinvestment rate on the net offering proceeds in the current interest rate environment, the cost of the stock benefit plans and the public company reporting costs and the costs of opening new retail and administrative offices. Over the longer term, as the new equity is leveraged through growth, the pro forma return on equity is expected to improve.

RP(R) FINANCIAL, LC.
PAGE 1.8

Loans Receivable
----------------

        Loans receivable totaled $125.8 million, or 43.2% of total assets, as of December 31, 2004, and reflects growth since year end 2001, with growth accelerating over the last two fiscal years. Permanent 1-4 family mortgage loans comprise the largest single segment of the loan portfolio, equal to 44.4% of total loans. The residential mortgage loan portfolio consists primarily of fixed rate mortgage loans, which comprise the substantial majority of residential mortgage loans originated. The Company is a portfolio lender and retains the longer term fixed rate loans it originates. Home equity loans and lines of credit secured by 1-4 family properties comprise an additional 25.1% of loans as of December 31, 2004. Thus, notwithstanding the reorientation of the Company's operations to a more "community bank like" operating strategy, loans secured by residential mortgage loans (including home equity loans and lines of credit) continue to comprise the majority of loans (69.5% of total loans). Commercial mortgage, C&I loans comprise the majority of the balance of the loan portfolio, and have been the fastest growing segment of the loan portfolio.


Cash, Investments and Mortgage-backed Securities
------------------------------------------------

        The intent of the Company's investment policy is to provide adequate liquidity, to generate a favorable return on excess investable funds and to support the established credit rate risk objectives of the Company. The ratio of cash, investments and MBS to assets has diminished since the end of fiscal 2001 as Colonial has focused on intensifying efforts to originate loans with the objective of restructuring the balance sheet to enhance overall yields and earnings.

        Investment securities and MBS equaled $149.7 million, or 51.4% of total assets, as of December 31, 2004, while cash and equivalents totaled $5.1 million, or 1.8% of assets. As of December 31, 2004, the cash and investments portfolio consisted of cash, interest-earning deposits in other financial institutions, issued by Ginnie Mae, Fannie Mae or Freddie Mac, U.S. government agency obligations (including callable securities), and other high quality investments, including those issued by corporate and municipal issuers (see
Exhibit I-3 for the investment portfolio composition). Additionally, the Company maintains permissible equity investments such as FHLB stock. The majority of the Company's investment securities are

RP(R) FINANCIAL, LC.
PAGE 1.9

classified as available for sale ("AFS"). The Company has recently been largely inactive in purchasing investment securities and MBS, as Colonial has been utilizing cash flow from maturing investments to originate mortgage loans for portfolio.

        No major changes to the composition and practices with respect to the management of the investment portfolio are anticipated over the near term. The level of cash and investments is anticipated to increase initially following the Offering, pending gradual redeployment into higher yielding loans.


Bank Owned Life Insurance
-------------------------

        As of December 31, 2004, the balance of bank owned life insurance ("BOLI") totaled $2.3 million, which reflects growth since the end of fiscal 2001 owing to increases in the cash surrender value of the policies. The balance of the BOLI reflects the value of life insurance contracts on selected members of the Bank's management and has been purchased with the intent to offset various benefit program expenses on a tax advantaged basis. The increase in the cash surrender value of the BOLI is recognized as an addition to other non-interest income on an annual basis.


Funding Structure
-----------------

        Since fiscal year-end 2001, deposits have grown 14.3% annually, with the largest portion of the growth being realized in savings and transaction accounts. Accordingly, the proportion of CDs to total deposits declined considerably - from 50.9% at fiscal year end 2002 to 44.3% as of December 31, 2004. As noted earlier, the Bank has used borrowings to a limited extent, and current borrowings consist solely of FHLB advances.


Equity
------

        Annual equity growth for the Company since the end of 2001 has approximated 11.0%, reflecting moderate profitability and a relatively leveraged capital ratio on a consolidated basis. As of December 31, 2004, the Company's consolidated equity totaled $16.8 million, or 5.79% of total assets. The Bank maintained capital surpluses relative to its regulatory capital requirements at December 31, 2004, and qualified as a "well capitalized" institution. The

RP(R) FINANCIAL, LC.
PAGE 1.10

offering proceeds will serve to further strengthen the Bank's regulatory capital position as well as the Company's GAAP equity on a consolidated basis. The principal objective of the Offering is to raise capital to support the Company's ability to achieve targeted growth. Importantly, the equity growth rate is expected to slow for the Company on a post-offering basis given the pro forma increase in equity, low reinvestment yields currently available, and expenses related to anticipated branch and office investments and additional personnel.


Income and Expense Trends
-------------------------

        Table 1.2 shows the Company's historical income statements for the past five fiscal periods through December 31, 2004. The Company reported positive earnings over the past five fiscal years, ranging from a low of $551,000, equal to 0.40% of average assets annualized for the nine month fiscal period ended December 31, 2001, to a high of $1.847 million, or 0.67% of average assets, reported for the 12 months ended December 31, 2004. Consistent with the Company's traditional thrift operating strategy, net interest income and operating expenses have been the dominant components of the Company's earnings. Non-interest operating income derived from the Company's retail banking activities has been a limited contributor to earnings. Loan loss provisions, as well as non-operating income items, have had only a modest impact on the Company's earnings over the past five fiscal periods.


Net Interest Income
-------------------

        Net interest income has historically been at modest levels relative to industry averages, reflecting the relatively high ratio of lower yielding investment securities and low credit risk residential mortgage loans. However, net interest income reflects a growth trend over the past five fiscal periods, both as a result of balance sheet growth and the increase in the ratio of higher yielding loans. Specifically, net interest income has increased from $4.2 million, equal to 2.62% of average assets, for the fiscal year ended March 31, 2001, to $7.7 million, equal to 2.79% of average assets, in fiscal 2004.

        The foregoing trends with respect to the portfolio of interest-earning assets, coupled with the short repricing structure of funding liabilities, supported recent growth in the Company's interest rate spreads. Specifically, the Company's interest rate spread increased from

RP(R) FINANCIAL, LC.
PAGE 1.12

2.52% in fiscal 2002, to 3.08% in fiscal 2004. Details regarding the Company's yields, costs and spreads are included as Exhibit I-4. Importantly, we note that the increase in the Company's spreads has slowed measurably in the most recent fiscal year (the increase was only 4 basis points from fiscal 2003 to fiscal
2004) as the rate of reduction in the Company's cost of funds diminished materially. While there may be further improvements in Colonial's asset yields as the Company continues to restructure the portfolio to include a higher level of loans, further potential short-term rate increases by the Fed coupled with Colonial's deposit growth targets will place upward pressures on funding costs as well. Further, while the initial reinvestment of the offering proceeds should increase net interest income, the initial reinvestment yields are expected to depress asset yields and the net interest income ratio.


Loan Loss Provisions
--------------------

        Over the past five fiscal periods, credit quality related losses generally have not been a material factor in the Company's earnings, a characteristic which has been supported by maintenance of generally favorable credit quality measures and a loan portfolio composition that consists of a high concentration of relatively low risk 1-4 family permanent mortgage loans and home equity loans. However, the Company has been gradually increasing the level of loan loss provisions in concert with loan growth realized over the last several years, particularly in the area of high risk-weight loans. For the 12 months ended December 31, 2004, loan loss provisions totaled $354,000, or 0.13% of average assets, which reflects an increase relative to a level of $283,000 reported for fiscal 2003. Going forward, the Company will continue to evaluate the adequacy of the level of general valuation allowances ("GVAs") on a regular basis, and establish additional loan loss provisions in accordance with the Company's asset classification and loss reserve policies.


Non-interest Income
-------------------

        Consistent with the Company's adherence to a traditional thrift operating philosophy and resultant limited diversification, sources of non-interest operating income have been a somewhat modest contributor to the Company's earnings. Throughout the period shown in Table 1.2, sources of non-interest operating income have remained relatively stable as a percent

RP(R) FINANCIAL, LC.
PAGE 1.13

of average assets but increased on a dollar basis to equal $851,000, or 0.31% of average assets for the 12 months ended December 31, 2004. Sources of non-interest operating income consist substantially of fees and service charges generated from the Company's retail customer base, with the general upward trend in the non-interest operating income ratio supported by growth of transaction accounts. Overall, beyond the Company's limited diversification in general, the Company historically has not sold loans to the secondary market that would provide additional sources of non-interest income derived through loan servicing income and loan sale gains. Given that no major changes to the Company's operations are anticipated which would result in a major increase in fee generating deposit accounts or other products and services, the Company's earnings can be expected to remain highly dependent upon the net interest margin.


Operating Expenses
------------------

        The Company's operating expenses have increased in recent years due to expanded business volumes, which have resulted in growth of both the retail deposit base and loan portfolio. As a result, since the fiscal year ended March 31, 2001, annual operating expenses have increased from $3.6 million, equal to 2.24% of average assets, to $5.8 million in fiscal 2004, equal to 2.12% of average assets. In this regard, as evidenced by the modest decline in the operating expense ratio since fiscal 2001, the Company's asset growth has exceeded the increase in overhead costs.

        Operating expenses are expected to increase following the conversion as a result of the expense of the stock-related benefit plans, the cost related to operating as a public company and as a result of long-term plans to continue to expand the branch network. With regard to this latter factor, the Company will be establishing one new branch office over the next 12 to 24 months while also constructing a new administrative facility with a branch office in the first floor retail space. Together, the new branch offices and administrative facility will result in total capital expenditures in the range of $6 to $7 million in fiscal 2005 and 2006. The resulting depreciation expense from these capital expenditures will be costly; the Company will be seeking to offset such costs through growth and increased efficiency.

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RP(R) FINANCIAL, LC.
PAGE 1.14

Non-Operating Income/Expense
----------------------------

        Non-operating income and expenses have had a limited impact on earnings over the last five fiscal years, and have primarily consisted of gains on the sale of securities, and gains on securities called by issuers prior to their contractual maturities. For the 12 months ended December 31, 2004, non-operating income was comprised of gains on securities called by the respective issuers which totaled $67,000, equal to 0.02% of average assets.


Taxes
-----

        The Company's average tax rate has diminished over the last five fiscal periods, from 36.78% for the fiscal year ended March 31, 2001, to 23.46% for the fiscal year ended December 31, 2004. The reduction is primarily the result of growth in the tax-free municipal bond portfolio which reduced the average tax rate.


Efficiency Ratio
----------------

        The Company's efficiency ratio reflects improvement over the last three years largely owing to expansion of the net interest margin, which is attributable to both balance sheet growth and improving spreads, while the ratio of the Company's operating expenses and non-interest income to average assets has remained relatively unchanged. Specifically, the efficiency ratio diminished from 82.5% for the nine months ended March 31, 2001, to 68.4% for the 12 months ended December 31, 2004. On a post-offering basis, the efficiency ratio is expected to show some improvement as the net interest ratio increases with the reinvestment of proceeds, although the increased operating expenses (reflecting the costs of developing the Company's office and personnel infrastructure as well as public company and stock plans expenses) may limit the improvement.


Interest Rate Risk Management
-----------------------------

        The Company's balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates. As of December, 2004, the Net Portfolio Value ("NPV") analysis provided by the Office of Thrift Supervision ("OTS") indicated that a 200 basis point instantaneous and

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RP(R) FINANCIAL, LC.
PAGE 1.15

permanent increase in interest rates would result in a 361 basis point reduction in the NPV ratio, and result in a post-shock NPV ratio equal to 7.47% of assets (see Exhibit I-5). These rate shock simulations indicate a moderate level of risk exposure pursuant to OTS definitions. By way of comparison, OTS estimates NPV data on a regional and national basis. Based on OTS estimates incorporating September 30, 2004, financial data and market rate information, assuming a positive 200 basis point instantaneous and permanent rate shock, the post-shock NPV ratio for all thrifts operating in the OTS Northeast Region equaled 10.05%, which reflects a 220 basis point decline relative to the base scenario.

        The NPV analysis is an indicator to the risk of earnings in a volatile interest rate environment as it incorporates changing assumptions with respect to maturity and repricing of assets and liabilities. The OTS NPV analysis indicates that the Company has a lower post-shock NPV ratio and higher interest sensitivity measure (i.e., the change in the post-shock NPV ratio is more greater) pursuant to a rising interest rate scenario, which is typically the more adverse scenario for a thrift institution. In this regard, the Company's interest rate risk exposure is primarily the result of the large balance of permanent long-term fixed rate mortgage which predominate the loan portfolio coupled with the intermediate and longer-term investment portfolio, which are primarily funded by comparatively short term deposits and borrowed funds.

        Overall, the data suggests that the Company's earnings would be adversely impacted by increasing interest rates. On a pro forma basis, the Company's interest rate risk position is expected to improve as the proceeds from the Offering are reinvested in interest earning assets.


Lending Activities and Strategy
-------------------------------

        The Company's lending activities have maintained the traditional emphasis of 1-4 family permanent mortgage lending. Lending diversification has primarily included home equity loans, and to a lesser extent, loans secured by commercial real estate and multi-family loans, construction loans, and consumer loans. Details regarding the Company's loan portfolio composition and characteristics are included in Exhibits I-6, I-7 and I-8. As of December 31, 2004, permanent first mortgage loans secured by residential properties totaled $56.6 million, equal to 44.4% of total loans, while home equity loans and lines of credit totaled $31.9 million, or 25.1% of loans. Commercial real estate/multi-family mortgage loans, C&I loans as well as

RP(R) FINANCIAL, LC.
PAGE 1.16

construction loans have increased over the last several years to an aggregate level of $35.9 million.


Residential Lending
-------------------

        As of December 31, 2004, residential mortgage loans equaled $56.5 million, or 44.4% of total loans, the majority of which were fixed rate mortgages. Adjustable rate mortgage ("ARM") loans approximated $4.1 million as of December 31, 2004. Although the Company originates both fixed rate and adjustable rate 1-4 family loans, market demand is dominated by fixed rate loans. While the Company's fixed rate loans are offered with a wide range of terms, including 10, 15, 20, 25 and 30 years, the bulk of the recent origination activity has consisted of 15 and 30 year loans.

        The majority of the 1-4 family residential mortgage loans conform to standards set by either Freddie Mac or Fannie Mae. Most non-conforming residential loans are non-conforming as to the loan amount (i.e., jumbo loans) or due to the characteristics of the property, while otherwise meeting the agency credit criteria. The Company originates 1-4 family loans up to a loan-to-value ("LTV") ratio of 95%, with private mortgage insurance ("PMI") being required for loans in excess of a 80% LTV ratio. The majority of the Company's construction loan portfolio is secured by residential properties. Substantially all 1-4 family mortgage loans have been originated by the Company and are secured by residences in the local market.

        The Company's home equity loans including fixed rate amortizing term loans ("HELs") as well as variable rate lines of credit ("HELOCs"). Such loans typically have shorter maturities and higher interest rates than traditional 1-4 family lending. Home equity loans approximated $31.9 million as of December 31, 2004. When combined with the first mortgage loan, the Company will make home equity loans up to a 80% LTV.


Multi-Family and Commercial Mortgage Lending
--------------------------------------------

        Multi-family and commercial mortgage lending has been an area of portfolio diversification for the Company. Such loans are typically secured by properties in southern New Jersey and are generally originated by the Company. As of December 31, 2004, multi-family

RP(R) FINANCIAL, LC.
PAGE 1.17

and commercial mortgage loans equaled $1.8 million (1.4% of loans) and $24.1 million (19.0% of loans), respectively.

        Multi-family and commercial mortgage loans are typically offered with fixed rates of interest for the first five or seven years of the loan, which are then subject to call provision or rate adjustment. Such loans typically possess terms ranging from one to five years, with amortization periods of 10 to 15 years, and LTV ratios of up to 80%, and target a debt-coverage ratio of at least
1.2 times. Multi-family and commercial real estate loans are secured by office buildings, retail and industrial use buildings, apartments and other structures such as strip shopping centers, retail shops and various other properties. Most income producing property loans originated by the Company are for the purpose of financing existing structures rather than new construction.


Construction Loans
------------------

        Construction lending has expanded modestly over the last several years reflecting the Company's portfolio diversification efforts. The Company originates residential and, to a lesser extent, commercial construction loans. Such lending shortens the average duration of assets and support asset yields. The Company generally limits such loans to known builders and developers with established lending relationships with the Company. The majority of the Company's construction lending is in Cumberland and Gloucester Counties. Construction loans generally have variable rates of interest, terms of up to 2 years (but most typically 12 months) and LTV ratios up to 75% of the completed value of the property.


Non-mortgage Lending
--------------------

        The Company's efforts to increase commercial lending have primarily centered on the development of real estate secured relationships, as C&I loans remain limited. As of June 30, 2004, C&I loans totaled $7.7 million, or 6.1% of total loans. The Company offers commercial loans to sole proprietorships, professional partnerships and various other small businesses. The types of commercial loans offered include lines of credit and business term loans. Most line of credit and business term loans are secured by real estate and other assets such as inventory or accounts receivable.

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RP(R) FINANCIAL, LC.
PAGE 1.18

        Consumer loans are generally offered to provide a broad line of loan products to customers and typically include loans on deposits, auto loans, and unsecured personal loans. As of June 30, 2004, consumer loans excluding home equity loans totaled $2.8 million, equal to 2.2% of total loans.


Loan Originations, Purchases and Sales
--------------------------------------

        Reflecting the emphasis on 1-4 family permanent mortgage and home equity lending, such loans comprised the majority of loan originations over this time frame. Specifically, during fiscal 2004, permanent 1-4 family mortgage loan originations totaled $30.9 million in fiscal 2004 (48% of total originations) and HEL and HELOC loan originations totaled an additional $13.4 million (21% of total originations). Notably, commercial mortgage and C&I loans reflect a growing segment of the Company's total loan origination volume, increasing from $21.0 million in fiscal 2003, to $31.8 million in fiscal 2004.

        Importantly, loan purchases and sales have been limited, as the Company is primarily a portfolio lender. The only purchases and sales which have been consummated over the last several years have involved multi-family mortgage loans, which were primarily CRA related.


Asset Quality
-------------

        The Company's asset quality has historically been strong and the level of non-performing assets ("NPAs") is moderate currently. As reflected in Exhibit I-9, the NPA balance was $107,000, equal to 0.04% of assets, consisting solely of accruing loans 90 days or more past due. The ratio of allowances to total loans equaled 0.79% while reserve coverage in relation to NPAs equaled 925.2% (see Exhibit I-10).

        The Company's management reviews and classifies loans on a monthly basis and establishes loan loss provisions based on the overall quality, size and composition of the loan portfolio, as well other factors such as historical loss experience, industry trends and local real estate market and economic conditions. Additionally, the Company maintains an independent review function which consists of an internal analysis of all major loans and credit concentrations with total balances in excess of $750,000.

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RP(R) FINANCIAL, LC.
PAGE 1.19

        The one potential risk area not reflected in the asset quality data is with respect to the limited seasoning and large size of many of the Company's commercial mortgage loans. As more fully disclosed in the prospectus, the Company has been active in extending originating commercial real estate and multi-family mortgage loans, with balances of up to $2.1 million. The Company has a limited track record with respect to these larger loans which result in a much higher concentration risk relative to homogeneous loan portfolio such as the 1-4 family mortgage portfolio.


Funding Composition and Strategy
--------------------------------

        Deposits have consistently been the Company's primary source of funds. As of December 31, 2004, deposits totaled $259.4 million, which reflects 14% annual growth since March 31, 2001. Management believes that the Company's deposit pricing places the Company in the upper end of the local competition, which it believes necessary to meet current and future growth objectives.

        Lower costing savings and transaction accounts totaling $144.5 million comprised approximately 56% of the Company's deposits at December 31, 2004 (see
Exhibit I-11). The proportion of savings and transaction accounts reflects an increase since fiscal 2001, partially as a result of implementation of the competitive pricing strategy. The balance of the deposit base is comprised of CDs, the majority of which have remaining maturities of one year or less. As of December 31, 2004, CDs with balances equal to or in excess of $100,000 equaled $39.5 million.

        FHLB advances constitute the Company's principal source of borrowings, totaling $13.9 million as of December 31, 2004. Borrowings consist solely of short term or variable rate FHLB advances employed primarily for short-term liquidity purposes in order to supplement deposit funds to support loan growth on a temporary basis.


Subsidiary
----------

        The Company did not have any subsidiaries as of December 31, 2004.

RP(R) FINANCIAL, LC.
PAGE 1.20

Legal Proceedings
-----------------

        Other than the routine legal proceedings that occur in the Company's ordinary course of business, the Company is not involved in litigation which is expected to have a material impact on the Company's financial condition or operations.

RP(R) FINANCIAL, LC.
PAGE 2.1



                                 II. MARKET AREA



Introduction
------------

        Established in 1913, Colonial has always been operated pursuant to a strategy of strong community service, and its dedication to being a community-oriented financial institution has supported customer loyalty and recent growth trends. Colonial is headquartered in Bridgeton, New Jersey, and serves southern New Jersey through a total of six full service branches. A total of four offices are located in Cumberland County while two branches are situated in Gloucester County. The Company's markets are in the southernmost New Jersey, with the main office and four nearby branches in Cumberland County located approximately 50 miles south of downtown Philadelphia, while two of the Company's branches in Gloucester County are approximately 20 to 25 miles south of Philadelphia.

        The Company intends to continue expanding its regional branch office network with the establishment of at least two de novo branches over the next three years (one will be located in retail space in its new administrative offices). Moreover, the Company will continue to consider growth through the acquisition of branches or whole institutions if such opportunities should arise. A map showing the Company's office coverage is set forth below and details regarding the Company's offices and recent trends with respect to market interest rate levels are set forth in Exhibit II-1 and II-2, respectively.

        Colonial's operations have historically been focused in Cumberland County located in southern New Jersey. Cumberland County's markets have traditionally realized relatively modest population growth as the area lies well outside of the Philadelphia metropolitan area, and Cumberland County remains one of New Jersey's least developed areas. Agriculture remains an important component of the local economy, as many vegetable and fruit products as well as nursery stock are grown in Cumberland County and shipped to nearby areas of the northeast corridor. The Company has sought to participate in the faster growth and larger population base presented by Gloucester County, which lies just to the south of Philadelphia as Gloucester County has become an attractive residential area for many working in Philadelphia or its suburbs

RP(R) FINANCIAL, LC.
PAGE 2.2


                                    Table 2.1
                            Colonial Bankshares, Inc.
                             Map of Branch Locations



                                    [GRAPH]



owing to the availability of land for development at a relatively moderate cost. Additionally, the Gloucester County economy continues to be attractive to many industrial/transportation firms owing to its location near Philadelphia within the northeast corridor while southern areas of Gloucester County remain relatively undeveloped and oriented toward agriculture (similar to contiguous areas of Cumberland County).

        Future growth opportunities for the Company depend on the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined in the following pages to help determine the growth potential that exists for the Company and the relative economic health of the Company's market area. The growth potential and the stability provided by the market area have a direct bearing on the market value of the Company and will be factored into our valuation analysis accordingly.

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RP(R) FINANCIAL, LC.
PAGE 2.3


Market Area Demographics
------------------------

        Demographic growth has been measured by changes in population, number of households and median household income, with trends in those areas summarized by the data presented in Table 2.2. Gloucester and Cumberland Counties had populations of 267,000 and 149,000, respectively, as of 2004 for an aggregate population of 416,000 for the two county market. Gloucester County is comparatively larger, bolstered by its location near Philadelphia which has made it a relatively attractive suburban area for commuters into Philadelphia. Moreover, population growth trends for the Gloucester County market are relatively favorable, modestly exceeding the average for the State of New Jersey (i.e., 1.2% annually for Gloucester County versus 0.8% for the State of New Jersey). Growth in Cumberland County equaled 0.4% for the 2000-2004 periods reflective of its comparatively remote location from major urban centers which has limited development. Population projections prepared by Claritas indicated that future population growth is expect to remain consistent with the recent historical trend and thus, growth in Cumberland County will continue to fall below the average for New Jersey and Gloucester County, while the growth rate for Gloucester County is projected to exceed the New Jersey average.

        Trends with respect to household growth rates in the Company's markets paralleled the population growth trends. Specifically, growth trends for the Gloucester County market are relatively favorable, modestly exceeding the average for the State of New Jersey (i.e., 1.4% annually for Gloucester County versus 0.8% for the State of New Jersey). Growth in Cumberland County equaled 0.1% for the 2000-2004 period, which was modestly lower than the population growth registered for this jurisdiction.

        Median household and per capita income in Gloucester and Cumberland Counties are lower than the comparable figures for New Jersey. In this regard, the median household income in Gloucester County equaled $60,771, which was slightly below the $61,779 level reported for the state as a whole. In contrast, the per capita income for Gloucester County, equal to $41,927, fell 32% below the national average reflecting its relatively remote rural and semi-rural character. The median household income and per capita income for Cumberland County was below both the state and national averages reflecting its location well outside of Philadelphia and

RP(R) FINANCIAL, LC.
PAGE 2.5

other major metropolitan areas. Thus, income levels are comparatively modest in the absence of an abundance of high paying white collar jobs.


Summary of Local Economy and Workforce
--------------------------------------

        The economy of the Company's markets in Cumberland and Gloucester Counties is oriented toward services which provide more than 20% of total employment with professional/management and office and administrative support employment following closely. Slightly more than 1% of permanent workers are employed in the farming sector in Cumberland County while this sector plays a diminishing role in Gloucester County owing to ongoing residential and industrial development. Moreover, projections by the New Jersey Department of Labor reflect that services sector will remain the largest single component of the labor market through 2012, and will achieve the greatest job growth overall. Importantly, job growth is projected to be more significant in Gloucester County over the next 10 years on both an absolute and percentage basis. Specifically, the total number of jobs is projected to increase by 5,250 (8.3%) through 2012 in Cumberland County, in comparison to a total increase of 18,200 jobs, equal to a 17.6% projected increase for Gloucester County.

        The data in Table 2.4 reflects the broad cross-section of employers. The largest employers in both Cumberland and Gloucester Counties are regional hospital centers (South Jersey Hospital System in Cumberland County and Underwood Memorial Hospital in Gloucester County). Other large employers include a mix of manufacturing, educational institutions, transportation and retailing companies. In addition to the large employers listed in Table 2.4, there are numerous small businesses in a range of sectors.

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RP(R) FINANCIAL, LC.
PAGE 2.7

                                    Table 2.4
                            Colonial Bankshares, Inc.
              Major Employers in Cumberland and Gloucester Counties

              Employer                                    Employees
              --------                                    ---------

     I. Cumberland County
     --------------------
     South Jersey Hospital System                           1,923
     Lawson Mardon Wheaton Co.                              1,570
     Durand Glass Manufacturing Co.                           881
     Training School at Vineland                              622
     Wawa                                                     563

     II. Gloucester County
     ---------------------
     Underwood Memorial Hospital                            1,500
     Rowan University                                       1,000
     Sony Music                                               950
     Emery Worldwide                                          700
     Exxon Mobil Research and Engineering                     600

     Sources:  South Jersey Works.



Unemployment Trends
-------------------

        Unemployment trends in the market area and New Jersey are displayed in Table 2.5. The unemployment rates in the Company's markets reflect a divergent pattern, as the unemployment rate in Cumberland County has typically exceeded the state and national averages while the unemployment rate in Gloucester County has recently been below the state and national aggregate. Unemployment rates in the Company's market as well as on a state and national basis have been trending downward for the most recent 12 month period for which data is available, as the regional and national economies have realized an improving trend.

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RP(R) FINANCIAL, LC.
PAGE 2.8

                                    Table 2.5
                            Colonial Bankshares, Inc.
                             Unemployment Trends(1)


                                  December 2003           December 2004
         Region                   Unemployment            Unemployment
         ------                   ------------            ------------

         United States                5.7%                    5.4%
         New Jersey                   5.6%                    4.2%
         Cumberland County            8.0%                    6.7%
         Gloucester County            5.0%                    4.2%


         (1) Unemployment rates are not seasonally adjusted.

         Source:  U.S. Bureau of Labor Statistics.



Market Area Deposit Characteristics
-----------------------------------

        Competition for deposits in the Company's primary market area is intense, which is the result of a number of factors including the relatively large size and growth characteristics of the markets served by the Bank, and its relative proximity to both the Philadelphia and New York markets. The Company's deposit market is dominated by commercial banks which accounted for 77% of all deposits as of June 2004 in Cumberland County and 82% of total deposits in Gloucester County. Growth rates for savings institutions are comparatively strong in Cumberland County, equal to 9.5% for the two years ended June 30, 2004, which includes comparatively strong growth registered by the Company, equal to 11.5% on annualized basis for the two years ended June 30, 2004. Importantly, the data reveals that Colonial has been growing in excess of the market average in Cumberland and thus, has achieved an expanding market share. However, while its market share has been increasing, the Company's market share remains modest equal to 12.4% in Cumberland County. The Company's two branches in Gloucester County have been losing deposits in recent periods, which the Company will be seeking to reverse.

        The largest competitors in the markets served by the Company are comprised of some of the largest financial institutions in New Jersey and the nation as a whole. In this regard, Sun Bancorp holds the largest market share in Cumberland County (19.8%) while Commerce holds

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RP(R) FINANCIAL, LC.
PAGE 2.11

the largest market share in Gloucester County (29.2%). Other large competitors include Bank of America, Wachovia and PNC. Additionally, there are numerous other community oriented financial institutions which provide a substantial level of competition to the Company, incorporating many of the same strategies employed by the Company (i.e., offering a high level of service, products and services tailored to meet the local market needs, etc.).

        The proceeds from the minority stock offering will enhance the Company's competitiveness by providing increased operating flexibility, including de novo branching, focus on cross-selling and marketing and potential acquisition.

RP(R) FINANCIAL, LC.
PAGE 3.1

                            III. PEER GROUP ANALYSIS



        This chapter presents an analysis of Colonial's operations versus a group of comparable companies (the "Peer Group") selected from the universe of all publicly-traded savings institutions. The primary basis of the pro forma market valuation of Colonial is provided by these public companies. Factors affecting the Company's pro forma market value such as financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between Colonial and the Peer Group, will then be used as a basis for the valuation of Colonial's to-be-issued common stock.


Peer Group Selection
--------------------

        The mutual holding company form of ownership has been in existence in its present form since 1991. As of the date of this appraisal, there were 23 publicly-traded institutions operating as subsidiaries of MHCs. We believe there are a number of characteristics of MHCs that make their shares distinctly different than the shares of fully-converted companies. These factors include:
(1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) guaranteed minority ownership interest, with no opportunity of exercising voting control of the institution in the MHC form of organization, thus limiting acquisition speculation in the stock price;
(3) market expectations of the potential impact of "second-step" conversions on the pricing of public MHC institutions; (4) the regulatory policies regarding the dividend waiver by MHC institutions; and (5) mid-tier holding companies (formed by most MHCs) facilitate the ability for stock repurchases, thereby potentially improving the market for the public shares and the MHC's financial characteristics. We believe that each of these factors has a distinct impact on the pricing of the shares of MHC institutions, relative to the market pricing of shares of fully-converted public companies.

        Thus, given the unique characteristics of the MHC form of ownership, RP Financial concluded that the appropriate Peer Group for Colonial's valuation should be comprised of thrifts in MHC form, and not of full stock thrifts. In this regard, a Peer Group comprised of

RP(R) FINANCIAL, LC.
PAGE 3.2

public MHC thrifts is consistent with the regulatory guidelines, and other recently completed MHC transactions. Further, the Peer Group should be comprised of only those MHC institutions whose common stock is either listed on a national exchange or is NASDAQ listed, since the market for companies trading in this fashion is regular and reported. We believe non-listed MHC institutions are inappropriate for the Peer Group, since the trading activity for thinly-traded stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have excluded from the Peer Group those public MHC institutions that are currently pursuing a "second-step" conversion, companies subject to speculative factors or unusual operating conditions, and companies who have announced a "remutualization" transaction or a merger with another MHC - as the pricing characteristics of these MHC institutions are typically distorted. MHCs that recently completed their minority stock offerings are typically excluded as well, due to the lack of a seasoned trading history and/or insufficient time to effectively redeploy the offering proceeds. Selected characteristics of the universe of all publicly-traded institutions are included as Exhibit III-1.


Basis of Comparison
-------------------

        This appraisal includes two sets of financial data and ratios for each public MHC institution. The first set of financial data reflects the actual book value, earnings, assets and operating results reported by the public MHC institutions in its public filings inclusive of the minority ownership interest outstanding to the public. The second set of financial data, discussed at length in the following chapter, places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a "fully-converted" basis assuming the sale of the majority shares held by the MHCs in public offerings based on their respective current prices and standard assumptions for second step conversions. This adjustment is appropriate for several reasons, including:
(1) the investment community also prices the stock of MHCs assuming the completion of a second step conversion; and (2) MHC institutions have different proportions of their stock publicly held, so this technique neutralizes such differences. Throughout the appraisal, the adjusted figures will be specifically identified as being on a "fully-converted" basis. Unless so noted, the figures referred to in the appraisal will be actual financial data reported by the public MHC institutions.

RP(R) FINANCIAL, LC.
PAGE 3.3

        Both sets of financial data have their specific use and applicability to the appraisal. The actual financial data, as reported by the Peer Group companies and reflective of the minority interest outstanding, will be used primarily in this Chapter III to make financial comparisons between the Peer Group and the Company. In this analysis, we consider the pro forma impact of the offering on the Company. The fully-converted analysis will be more fully described and quantified in the pricing analysis discussed in Chapter IV. The fully-converted pricing ratios are considered critical to the valuation analysis in Chapter IV, because they place each public MHC institution on a fully-converted basis (making their pricing ratios comparable to the pro forma valuation conclusion reached herein), eliminate distortion in pricing ratios between public MHC institutions that have sold different percentage ownership interests to the public, and reflect the actual pricing ratios (fully-converted basis) being placed on public MHC institutions in the market today to reflect the unique trading characteristics of publicly-traded MHC institutions.


Selected Peer Group
-------------------

        Among the universe of nearly 180 publicly-traded thrifts, the number of public MHC institutions is relatively small, thereby limiting the selection process. Under ideal circumstances, the Peer Group would be comprised of at least ten publicly-traded regionally-based MHC institutions with financial and operating characteristics comparable to the Company. However, given the limited number of publicly-traded institutions in the MHC form of ownership, the selection criteria was necessarily more broadly based, i.e., not confined to a particular geographic market area, financial and operating characteristics. In the selection process, publicly-traded MHCs with assets of less than $1.0 billion were considered for the Peer Group, in that they were more comparable than larger thrifts in terms of resources, financial strength, competitive strength and size and liquidity characteristics of the stock offering. Eleven publicly-traded MHC companies currently maintain assets of less than $1.0 billion and all eleven were selected for the Peer Group. While the Peer Group is not exactly comparable to the Company, we believe such companies form a good basis for the valuation of the Company. To the extent significant differences exist, valuation adjustments will be made accordingly.

RP(R) FINANCIAL, LC.
PAGE 3.5

        On average, the Peer Group companies maintain a slightly higher level of capitalization relative to the universe of all public thrifts, and have lower profitability and return on equity. On a fully-converted basis, the Peer Group would have nearly twice the capital level and comparable profitability, which would result in an even lower return on equity. The summary table below underscores the key differences, particularly in the average pricing ratios between full stock and MHC institutions (both as reported and on a fully converted basis).


                                                              MHC Peer Group
                                                              --------------
                                                                        Fully-
                                               All        Reported     Converted
                                         Publicly-traded    Basis      Basis(1)
                                         ---------------    -----      --------

    Financial Characteristics (Averages)
    ------------------------------------
    Assets ($Mil)                           $2,565           $459        $525
    Equity/Assets (%)                        11.00%         13.91%      24.19%
    Core Return on Assets (%)                 0.71           0.64        0.69
    Core Return on Equity (%)                 6.98           4.84        2.93

    Pricing Ratios (Averages)(2)
    ----------------------------
    Price/Core Earnings (x)                  20.96x         37.81x      29.76x
    Price/Book (%)                          161.41%        203.05%      97.46%
    Price/Assets (%)                         17.51          27.09       23.51


    (1)Pro forma basis.
    (2)Based on market prices as of March 4, 2005.


        The following sections present a comparison of Colonial's financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the figures reported by the Peer Group. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.


Financial Condition
-------------------

        Table 3.2 shows comparative balance sheet measures for the Company and the Peer Group. The Company's pre-offering equity ratio of 5.8% of assets falls well below the Peer Group average of 13.9%; moreover, even with the addition of offering proceeds, the pro forma capital position will remain below the Peer Group's ratio on both a reported and fully converted

RP(R) FINANCIAL, LC.
PAGE 3.7

basis. Neither had a significant amount of intangible assets. The increased equity is anticipated to enhance Colonial's earnings potential through reinvestment of proceeds, lower funding costs and potentially through profitable growth. However, at the same time, the increased pro forma capital position is expected to result in a decline in the Company's return on equity ("ROE"), based on both reported and core earnings. Both the Company's and the Peer Group's current equity ratios reflect surpluses over regulatory capital requirements; and on a post-offering basis the Company's cushion over capital requirements will be enhanced.

        The Company's asset composition reflects a lower concentration of loans to assets, at 43.2% versus a 58.3% average for the Peer Group. Comparatively, the ratio of cash, investments, and MBS for the Company was higher than for the Peer Group (53.3% of assets versus 36.8% for the Peer Group). The Company's lower ratio of loans reflects the Company's limited loan origination activity historically, prior to management's recent efforts to bolster the staffing of the loan origination function. Overall, the Company's IEA ratio approximated 96.5% of assets, higher than the Peer Group ratio of 95.1%, which partially reflects the Company's more limited investment in fixed assets, no intangible assets and lower non-performing assets. While the Company's advantage in this regard can be expected to diminish in the future as the Colonial invests approximately $7 to $8 million in fixed assets, the reinvestment of the net conversion proceeds will increase the IEA ratio on a net basis.

        The Company's funding liabilities reflected a lesser utilization of borrowings than the Peer Group. As a result, the Company's deposits equaled 89.1% of assets versus 74.3% for Peer Group; and the Company's borrowings represented 4.8% of assets versus 10.5% for the Peer Group. Total IBL maintained by the Company and the Peer Group equaled 93.9% and 85.2% of assets, respectively. The Company's IBL ratio will be reduced on a post-offering basis. As a result of the higher IBL ratio, the IEA/IBL ratio equaled 102.8% was substantially below the Peer Group average of 112.3%; this difference will be narrowed on a pro forma basis.

        Colonial experienced higher annual asset growth than the Peer Group, at 19.34% and 2.91%, respectively, primarily reflecting the Company's stronger loan growth (44.86% versus 13.25% for the Peer Group on average). Similarly, the Company's deposit growth rate the last 12 months equaled 16.03% versus modest shrinkage of 0.95% reported for the Peer Group. The

RP(R) FINANCIAL, LC.
PAGE 3.8

Company's higher deposit growth was supported by its deposit pricing strategies which place the Company's offered rates in the upper end of the competitive range. Moreover, while borrowings increased by more than 200% for the Company, they remain at low absolute levels overall.

        The Company's equity increased 11.18%, versus 1.84% for the Peer Group. The Peer Group's more limited equity growth, notwithstanding similar profitability, reflects their dividend and capital management strategies. On a post-offering basis, the Company's capital growth rate is expected to decline due to the increased equity level, the marginal short-term net proceeds reinvestment benefit and the intermediate term effect of investing in fixed assets.


Income and Expense Components
-----------------------------

        Table 3.3 displays comparative statements of operations for the Company and the Peer Group. Colonial and the Peer Group reported net income to average assets ratios of 0.67% and 0.63%, respectively. The Company's operations reflect a relatively favorable level of operating expense, the benefits of which are offset by a comparatively lower net interest income ratio and lower level of non-interest fee income.

        The Company's interest income and interest expense ratios relative to average assets were less favorable in comparison to the Peer Group, resulting in a lower net interest income ratio. The Company's lower interest income ratio was the result of its lower IEA ratio and asset yields (4.73% versus 4.94% for the Peer Group). The Company's lower yields were the result of its more limited investment in loans receivable, and were derived from its portfolio of intermediate and longer term investments and MBS, a portion of which are tax-exempt securities. The Company's interest expense ratio to average assets, 1.69% versus 1.68% of average assets for the Peer Group, reflects the Company's higher IBL ratio, which is partially offset by its higher deposit mix and lesser reliance on borrowed funds. Colonial's interest expense ratio is expected to diminish on a pro forma basis, as the conversion proceeds will represent interest-free funds for the Company. Overall, the Company's net interest income ratio of 2.79% compared unfavorably to the Peer Group average of 3.02%.

RP(R) FINANCIAL, LC.
PAGE 3.10

        Non-interest operating income is a lower contributor to Colonial's earnings relative to the Peer Group, at 0.31% and 0.69%, respectively, which is indicative of the Company's more traditional strategy and lesser emphasis on other fee income generating activities.

        Colonial operates with a lower operating expense ratio than the Peer Group, reflecting its emphasis on mortgage lending (which typically entails a lower cost structure than non-mortgage lending), and more limited emphasis on non-traditional fee generating activities. Additionally, the Company's operating costs have been effectively limited by the high proportion of investment securities in the portfolio of interest-earning assets, which entail little cost to acquire and service. Overall, the operating expense ratios for Colonial and the Peer Group were 2.12% and 2.60%, respectively. On a post-offering basis, Colonial's operating expenses can be expected to increase with the stock benefit plans, public reporting costs and as the Company opens several de novo branches and constructs a new administrative facility.

        Colonial's efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 68.4% is more favorable than the Peer Group's ratio of 70.1%, as the Company's revenue ratios disadvantages were more than offset by its lower operating expense ratio. On a post-offering basis, the Company's efficiency ratio may improve marginally initially, but the fixed assets investment will introduce new expense, along with stock benefit plans and public reporting costs.

        Loan loss provisions for the Company and the Peer Group were relatively modest, amounting to 0.13% and 0.10% of average assets for Colonial and the Peer Group, respectively, reflecting relatively strong asset quality and limited loan chargeoffs for both. The modestly higher level of loss provisions established by the Company are reflective of the strong loan growth recently posted by Colonial, particularly with respect to high risk-weight loans.

        Non-operating income of 2 basis points for Colonial consisted primarily of gains realized on securities called by their respective issuers. The Peer Group reported net non-operating expense equal to 0.02% of average assets, which was largely comprised of net gains and losses on the sale of loans and investments.

        The Company's effective tax rate for the last 12 months of 23.46% is modestly below the Peer Group average of 27.47%. The Company expects that its effective tax rate will continue to

RP(R) FINANCIAL, LC.
PAGE 3.11

approximate the recent historical level over the near term and thus remain at a comparative advantage relative to the Peer Group


Loan Composition
----------------

        Table 3.4 presents data related to the Company's and the Peer Group's loan mix, underscoring some of the differences as well as the similarities in comparison to the Peer Group. Perhaps the greatest differences, as noted in an earlier analysis, is the more limited investment in whole loans in comparison to the Peer Group; loans equaled 43.2% of assets for Colonial versus an average of 58.3% for the Peer Group. However, the composition of the loan portfolio (including MBS) shows some similarities as the ratio of 1-4 mortgage loans and MBS for the Company was only modestly below the Peer Group average (47.1% of assets for the Company versus 53.3% for the Peer Group on average). Given the Company's portfolio lending strategy, loans serviced for others represented a more significant off-balance sheet item for the Peer Group, although the Peer Group has also emphasized a portfolio lending strategy and has a small servicing portfolio on average. The Peer Group had small levels of servicing intangibles as a result of its secondary market activities.

        The Peer Group's lending activities show modestly greater diversification in the areas of multi-family and commercial mortgage lending and non-mortgage consumer lending. Specifically, multi-family and commercial mortgage loans represented 9.6% of assets as compared to 8.9% for the Company, while consumer and commercial loans together equaled 3.6% of assets for the Company as compared to 7.4% for the Peer Group on average. Construction loans approximated 1% of assets for both the Company and the Peer Group. Overall, risk-weighted assets to total assets equaled 49.1% for the Company which was below the Peer Group average of 53.1%.


Credit Risk
-----------

        The Company's credit risk exposure appears to be lower than the Peer Group's, on average, based on the ratios of NPAs/assets and reserve coverage ratio. As shown in Table 3.5, the Company's ratio of NPAs and accruing loans that are more than 90 days past due was

RP(R) FINANCIAL, LC.
PAGE 3.14

nominal and below than the comparable Peer Group ratio of 0.57%. The Company maintained a significantly lower non-performing loans/loans ratio than the Peer Group (0.09% versus 0.61% for the Peer Group). Given the limited level of NPAs, the reserve coverage for the Company was not particularly meaningful while chargeoffs for both the Company and the Peer Group were minimal. The one area of credit quality where the Company falls short of the Peer Group is with respect to the ratio of reserves to total loans, which equaled 0.79% for the Company versus 0.87% for the Peer Group on average.

        While the portfolio composition and more favorable non-performing ratios suggest that lower reserve coverage ratios are appropriate, the Company's credit risk profile has increased over the last couple of years with the more active commercial lending activity and the larger balances related to many of the commercial lending relationships. Moreover, Colonial's track record with respect to the quality of many of the recent commercial lending relationships is limited.


Interest Rate Risk
------------------

        Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure. From a balance sheet perspective, Colonial's lower pre-conversion capital position and lower IEA/IBL ratio suggest higher exposure. On a post-conversion basis, these ratios should improve relative to the Peer Group but will nonetheless remain below the Peer Group average. In the absence of comparability in timely interest rate risk reporting and methodology, we reviewed quarterly changes in the net interest income ratio.

        To analyze interest rate risk associated with the net interest margin, we also reviewed quarterly changes in net interest income as a percent of average assets for Colonial and the Peer Group. In general, the recent relative fluctuations in the Company's net interest income to average assets ratios were considered to be relatively comparable to the Peer Group (see Table 3.6). At the same time, the high level of fixed rate mortgage loans and longer term investment securities in portfolio funded by a relatively short-term deposit base and borrowings portfolio led to a greater level of interest rate risk exposure relative to OTS regulated peers. As referenced earlier, the substantial portion of the Company's recent loan growth has occurred through

RP(R) FINANCIAL, LC.
PAGE 3.16

investment in fixed rate loans while the Company had previously invested heavily in investment securities with intermediate to longer term maturities. In contrast, many institutions in the industry (including those in the Peer Group) have been reluctant to place long-term fixed rate loans in portfolio when rates are at historically low levels. While this strategy has certainly produced earnings benefits for the Company in recent periods, such benefits may likely erode if interest rates move upward rapidly. Overall, we believe that the Company has a greater level of interest rate risk exposure than the Peer Group, which will only be partially mitigated by the reinvestment of the capital raised in the Offering.


Summary
-------

        Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Colonial. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP FINANCIAL, LC.
PAGE 4.1

                             IV. VALUATION ANALYSIS



Introduction
------------

        This chapter presents the valuation analysis and methodology used to determine the Company's estimated pro forma market value for purposes of pricing the minority stock. The valuation incorporates the appraisal methodology promulgated by the OTS and adopted in practice by the FDIC and state banking agencies for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Company and the Peer Group, and determination of the Company's pro forma market value utilizing the market value approach.


Appraisal Guidelines
--------------------

        The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994, specify the market value methodology for estimating the pro forma market value of an institution. The FDIC, state banking agencies and other Federal agencies have endorsed the OTS appraisal guidelines as the appropriate guidelines involving mutual-to-stock conversions. As previously noted, the appraisal guidelines for MHC offerings are somewhat different, particularly in the Peer Group selection process. Specifically, the regulatory agencies have indicated that the Peer Group should be based on the pro forma fully-converted pricing characteristics of publicly-traded MHCs, rather than on already fully-converted publicly-traded stock thrifts, given the unique differences in stock pricing of MHCs and fully-converted stock thrifts. Pursuant to this methodology: (1) a Peer Group of relatively comparable publicly-traded MHC institutions is selected; (2) a financial and operational comparison of the subject company to the Peer Group is conducted to discern key differences; and (3) the pro forma market value of the subject company is determined based on the market pricing of the Peer Group, subject to certain valuation adjustments based on key differences. In addition, the pricing characteristics of recent conversions and MHC offerings must be considered.

RP FINANCIAL, LC.
PAGE 4.2

Rp Financial Approach to the Valuation
--------------------------------------

        The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed conversions and stock offerings of comparable MHCs, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses, based on either the Peer Group or the recent conversions and MHC transactions, cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

        The pro forma market value determined herein is a preliminary value for the Company's to-be-issued stock. Throughout the offering process, RP Financial will: (1) review changes in the Company's operations and financial condition;
(2) monitor the Company's operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending MHC offerings, and to a lesser extent, standard conversion offerings, both regionally and nationally. If material changes should occur prior to the closing of the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

        The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including the Company's value, the market value of the stocks of public MHC institutions, or the Company's value alone. To the extent a change in factors impacting the Company's value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.

RP FINANCIAL, LC.
PAGE 4.3

Valuation Analysis
------------------

        A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of Company coming to market at this time.


1.      Financial Condition
        -------------------

        The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company's and the Peer Group's financial condition are noted as follows:

        o OVERALL A/L COMPOSITION. The Company's asset composition includes a lower proportion of loans overall, with both 1-4 family mortgage loans and home equity loans falling below the Peer Group average while the ratio of multi-family/commercial mortgage loans was relatively comparable. The Company's larger investment portfolio tends to reduce credit risk exposure but contributes to interest rate risk exposure given their relatively lengthy average duration. The Company maintains a strong core deposit mix and has also utilized borrowings to a lesser extent than the Peer Group. The Company's ratio of IEA/IBL will improve on a post-offering basis with the infusion of the proceeds from the Offering, but the anticipated investment in fixed assets will tend to limit the potential improvement.

        o CREDIT QUALITY. The Company's credit risk profile appears to be comparatively favorable based on lower NPAs/assets and stronger reserve coverage ratios in relation to NPAs and non-performing loans ("NPLs"). At the same time, the Peer Group's credit quality ratios are also relatively strong and their history of loan losses and chargeoffs has been limited. The Peer Group maintains higher allowances for loan losses to total loans outstanding, however. Also, it appears the Company's credit risk profile may have higher risk from the recent strong growth of commercial lending relationships, including some relatively large relationships.

RP FINANCIAL, LC.
PAGE 4.4

        o BALANCE SHEET LIQUIDITY. The Company currently maintains a higher ratio of cash, investments and MBS. The majority of the Company's portfolio is classified as AFS which provides for their potential saleability. Moreover, the Company has higher current borrowings capacity than the Peer Group due to the proportionately smaller balance of borrowed funds outstanding. The infusion of the stock proceeds will initially increase the Company's level of liquid assets pending investment into loans and other longer-term investments.

        o EQUITY CAPITAL. The Company's pro forma equity/assets ratio will fall below the Peer Group average on both a reported and fully converted basis. The Company's pro forma ROE is expected to be similar to the Peer Group's over the intermediate term.


        On balance, we have made a slight downward adjustment for the Company's financial condition on a pro forma basis relative to the Peer Group.


2.      Profitability, Growth and Viability of Earnings
        -----------------------------------------------

        Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

        o EARNINGS. The Company's pre-conversion profitability (i.e., ROA) is slightly higher than the Peer Group average; while Colonial has lower net interest income and non-interest income ratios, these are offset by the Company's more favorable operating expense ratio and lower average tax rate. Both the Company's and the Peer Group's earnings are substantially derived from recurring earnings sources enhancing their overall comparability. On a pro forma basis, the Company's initial proceeds reinvestment benefit will be offset to a greater extent by the stock benefit plans expense than for the Peer Group on a fully-converted basis, which will result in a lower pro forma ROA for the Company versus the Peer Group. Moreover, there remain certain unknown aspects of the Company's future earnings, such as the ability to realize profitable growth objectives that cover the anticipated investments in personnel and fixed assets.

        o INTEREST RATE RISK. Quarterly changes in the Company's net interest income to average assets ratios were relatively comparable to the Peer Group average. Other quantitative risk measures show that the Company has greater risk exposure with respect to the volatility of its post-shock NPV ratios in comparison to all OTS regulated thrift institutions in the Northeast. Moreover, the Company's interest-earning asset portfolio is primarily comprised of intermediate to longer term investments or fixed rate residential or commercial mortgage loans, which have not

RP FINANCIAL, LC.
PAGE 4.5

                been funded with liabilities with comparable durations. While balance sheet growth has benefited the Company's earnings in the low interest rate environment of recent periods, it may expose the Company's earnings to greater risk of erosion in the event that interest rates continue to increase.

                Other measures impacting interest rate risk, such as capital ratios and IEA/IBL ratios, reflect greater risk exposure for the Company. On a pro forma basis, the Company's capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds, thereby lessening its comparative exposure.

        o CREDIT RISK. Factors indicating the Company's lower credit risk profile include, lower NPAs/assets and lower risk-weighted assets ratio. At the same time, the Company's ratio of reserves to total loans is below the Peer Group average and the recent emphasis on building comparatively larger commercial lending relationships has increased the Company's credit risk exposure.

        o EARNINGS GROWTH POTENTIAL. The Company's faster balance sheet growth in comparison to the Peer Group suggests stronger earnings growth potential for the Company. While the current equity level may restrict such growth in the future, the capital to be raised in the offering should allow such growth to continue for the Company. Moreover, management expects that on-going infrastructure investments (i.e., in fixed assets, personnel, etc.) may enhance the long-term earnings growth potential. At the same time, such expenditures may depress near-term earnings growth potential.

        o RETURN ON EQUITY. The Company's pro forma capital position (on a fully-converted basis) will fall below the Peer Group average. Thus, notwithstanding the Company's lower pro forma ROA, the Company's pro forma core ROE is anticipated to approximate the Peer Group average over the intermediate term.


        Overall, we concluded that a slight downward adjustment for profitability, growth and viability of earnings was appropriate.



3.      Asset Growth
        ------------

        The Company's recent asset growth exceeded the Peer Group average, reflecting the Company's efforts to support earnings through leveraging equity, which has primarily been centered on loan portfolio growth. On a pro forma basis, the Company should have the equity to facilitate continued growth and expansion, although its pro forma equity position will be lower than for the Peer Group, on average. On balance, we believe a slight upward adjustment was warranted for this factor.

RP FINANCIAL, LC.
PAGE 4.6

4.      Primary Market Area
        -------------------

        The general condition of a financial institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market area. Operating in the southern New Jersey, the Company faces significant competition for loans and deposits from larger financial institutions, which provide a broader array of services and have significantly larger branch networks.

        Demographic characteristics and trends for the Company's primary markets reflect that its market is comparatively modest in terms of the total population, but that population growth trends are modestly more favorable, particularly for Gloucester County where Colonial's presence is limited. At the same time, per capita income levels in Cumberland County are 17% below the Peer Group average and are only 61.8% of the state average, which represents a significant disparity from the comparatively wealthy suburban areas in the New York and Philadelphia metropolitan areas of New Jersey. The local economy in Cumberland County typically has a relatively high unemployment rate, which equaled 6.7% as of December 31, 2004, which is well above the Peer Group average and median rates of 5.6% and 5.0%, respectively.

        The deposit market share exhibited by the Company in Cumberland County fell within the range exhibited by the Peer Group average while the market share in Gloucester County was comparatively limited.

        On balance, we concluded that no adjustment was appropriate for the Company's market area.


5.      Dividends
        ---------

        The Company will consider a policy of paying regular cash dividends but no dividends are anticipated over the near term following the conversion. The future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

RP FINANCIAL, LC.
PAGE 4.8

        All 11 of the Peer Group companies pay regular cash dividends, with dividend yields ranging from 1.15% to 3.13% on a reported basis. The average dividend yield on the stocks of the Peer Group institutions equaled 2.68% as of March 4, 2005 (see Table 4.5). As of March 4, 2005, approximately 90% of all publicly-traded thrifts (non-MHC institutions) had adopted cash dividend policies (see Exhibit IV-1) exhibiting an average yield of 1.98% and an average payout ratio of 37.27%. Similarly, 18 out of the 25 MHCs pay dividends with an average yield of 1.68%.

        Our valuation adjustment for dividends for the Company as an MHC also considered the regulatory policy with regard to waiver of dividends by the MHC. Under current policy, any waiver of dividends by an FDIC regulated MHC requires that the minority stockholders' ownership interest be reduced in a second-step conversion to reflect the cumulative waived dividend account. Comparatively, no adjustment for waived dividends is required for OTS regulated mutual holding companies in a second-step conversion. As an MHC operating under OTS regulation, the Company and Company will be subject to the same regulatory dividend policy as a large majority of the Peer Group companies (nine of the Peer Group companies operate under OTS regulation). Accordingly, we believe that to the extent the Company's pro forma market value would be influenced by the OTS' dividend policy regarding MHC institutions, it has been sufficiently captured in the pricing of the Peer Group companies.

        On balance, we concluded that a slight downward adjustment is warranted for purposes of dividends relative to the Peer Group, based on its lower pro forma capital ratio, its lower pro forma ROA, and the Company's growth objectives.


6.      Liquidity of the Shares
        -----------------------

        The Peer Group is by definition composed of companies that are traded in the public markets. Nine of the Peer Group members trade on the NASDAQ system and two Peer Group companies trade on the AMEX. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies, based on the shares issued and outstanding to public shareholders (i.e., excluding the majority ownership interest owned by the respective MHCs), ranged from $14.1 million to $162.1 million as of March 4, 2005, with

RP FINANCIAL, LC.
PAGE 4.9

average and median market values of $52.5 million and $34.3 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 0.7 million to 13.7 million, with average and median shares outstanding of 3.4 million and 2.1 million, respectively. The Company's minority stock offering is expected to result in shares outstanding and market capitalization that fall within the range exhibited by the Peer Group. Accordingly, we anticipate that the liquidity in the Company's stock will be comparable relative to the Peer Group companies' stocks. In this regard, it is anticipated that the Company's stock will be listed on NASDAQ. Overall, we concluded that no adjustment was warranted for this factor.


7.      Marketing of the Issue
        ----------------------

        Three separate markets exist for thrift stocks: (1) the after-market for public companies, both fully-converted stock companies and MHCs, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held company and stock trading history; and (3) the thrift acquisition market. All three of these markets were considered in the valuation of the Company's to-be-issued stock.

        A.      The Public Market
                -----------------

                The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

                In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. Stocks generally declined during the first half of March 2004, reflecting valuation concerns following a year of strong gains and

RP FINANCIAL, LC.
PAGE 4.10

weaker than expected job growth during February. Concerns about terrorism and higher oil prices caused stocks to tumble in late-March, before rebounding at the close of the first quarter on more attractive fundamentals and optimism about first quarter earnings.

                Stocks moved higher in-early April 2004, as investors reacted favorably to a strong employment report for March. For the balance of April trading in the broader market produced uneven results, as generally favorable first quarter earnings and strong economic data weighed against the growing threat of inflation and higher interest rates. The Dow Jones Industrial Average ("DJIA") closed below 10000 for the first time in 2004 in the second week of May, as strong job growth during April raised expectations of a rate increase by the Federal Reserve. The downward trend in stocks prevailed through most of May, on concerns about higher oil prices, violence in the Middle East and higher interest rates. Stocks rebounded in late-May, primarily on the basis of higher corporate earnings and lower oil prices. Strong employment data for May combined with lower oil prices and favorable inflation data provided for a positive trend in the broader market through mid-June. Stocks traded in a narrow range through the end of the second quarter, as investors awaited the outcome of the Federal Reserve meeting at the end of June.

                Rising oil prices and profit warnings from some technology companies caused major stock indices to fall at the start of the third quarter of 2004. Stocks continued to trend lower through most of July, as a slow down in the economic expansion raised concerns about future earnings growth. Strong consumer confidence numbers for July reversed the downward trend in stocks during the last week of July, with the DJIA closing up for the week for the first time since mid-June. The recovery in the stock market was short-lived, as record high oil prices, weak retail sales for July and weaker than expected job growth for July pulled stocks lower in early-August. A positive economic outlook by the Federal Reserve and bargain hunting supported gains in the stock market during mid-August, as the DJIA moved back above the 10000 barrier. The DJIA hit a six week high in late-August, which was supported by a drop in oil prices. After the DJIA closed at a two month high in early-September, based on hopes for favorable employment numbers for August, the broader stock market traded in a narrow range through mid-September. Concerns that rising oil prices would hurt the economy and reduce corporate earnings pressured stocks lower in late-September.

RP FINANCIAL, LC.
PAGE 4.11

                Stocks rallied at the start of the fourth quarter, largely on the basis of a rebound in technology stocks due to an upbeat outlook for third quarter earnings. Higher oil prices and allegations of improprieties in the insurance industry pressured the DJIA to its lowest level of the year in late-October. Lower oil prices reversed the downward trend in stock at the close of October. The election outcome, a rise in consumer confidence and a strong jobs report for October extended the stock market rally into mid-November, as the DJIA hit a seven month high. Concerns about the falling dollar and a sharp rise in October producer prices temporarily dampened the stock market rally in late-November, but then stocks recovered in early-December on a sharp decline on oil prices. Some favorable economic data, including a strong report on December consumer confidence and a five-month low in new unemployment claims, helped to extend the rally through the end of the year as the DJIA move to a three and one-half year high.

                The broader stock market started 2005 in a downward trend, as investors reacted negatively to some disappointing economic data and indications by the Federal Reserve that it was likely to keep raising rates because of wariness about inflation. Concerns about slowing profit growth, weaker than expected growth in the fourth quarter of 2004 and the elections in Iraq extended the downward trend through mid-January. After three straight weekly declines, the DJIA edged higher in the last week of January on some upbeat earnings reports and a better than expected consumer confidence index. The positive trend in the broader stock market continued during the first half of February, as the Federal Reserve's quarter point rate increase contained no surprises, oil prices declined and January retail sale beat expectations. Stock prices continued their climb in late February and early March 2005, as positive job creation figures and economic growth data led to a more positive outlook for the reset of the year. This outlook was tempered by the increase in the cost of a barrel of oil to over $53.00 in the first week in March, leading to some uncertainty about the potential impact. As an indication of the general trends in the nation's stock markets over the past year, as of March 4, 2005, the DJIA closed at 10940.6, an increase of 5.6% from December 31, 2003 and an increase of 1.5% year-to-date. As of March 4, 2005, the NASDAQ closed at 2070.6, an increase of 3.4% from December 31, 2003 and a decline of 4.8% year-to-date. The Standard & Poors 500 Index closed at 1222.1 on March 4, 2005, an increase of 9.9% from December 31, 2003 and an increase of 0.8% year-to-date.

RP FINANCIAL, LC.
PAGE 4.12

                The market for thrift stocks has been mixed as well during the past 12 months, but, in general, thrift issues have paralleled trends in the broader market. Thrift issues generally experienced some selling pressure during the first half of March 2004, reflecting profit taking and weakness in the broader stock market. Higher interest rates and weakness in the broader market pressured thrift issues lower in late-March, which was followed by an upward move in thrift prices at the close of the first quarter.

                Thrifts stocks generally traded lower at the start of the second quarter of 2004, as a strong employment report for March pushed interest rates higher. Higher interest rates and inflation worries pressured interest rate sensitive issues lower through most of April, with the sell-off sharpening in early-May following another strong employment report for April. Thrift stocks recovered modestly in mid-May as the yield on 10-year Treasury note declined slightly. Acquisition speculation involving the sale of Washington Mutual lifted the thrift sector higher in late-May. Thrift stocks generally retreated during the first half of June, as the yield on the 10-year Treasury note moved to a two-year high on inflation concerns. Following the sharp sell-off, thrift stocks rebounded as a moderate increase in core consumer prices during may and comments by the Federal Reserve Chairman that inflation does not seem likely to be a serious problem eased fears of a sharp rise in inflation. Acquisition activity helped to boost thrift stocks in late-June, but the upward trend was abruptly reversed at the end of June as a significant decline in Washington Mutual's 2004 earnings guidance pulled the broader thrift sector lower.

                Thrift stocks responded favorably to the 25 basis point rate increase implemented by the Federal Reserve at the close of the 2004 second quarter, as the Federal Reserve indicated that it would continue to raise the federal funds rate 25 basis points at a time. June employment data which showed weaker than expected job growth also provided support to thrift stocks in early-July. For most of July there was little movement in thrift stocks, as second quarter earnings were generally in line with expectations. A rally in the broader market in late-July provided a boost to thrift stocks as well. Thrift issues traded down with the rest of the market in early-August, although losses in the thrift sector were mild compared to the sell-off experienced in the boarder market as weaker than expected job growth for July pushed interest rates lower. Improved inflation data, lower interest rates and a rally in the broader stock market combined to push the thrift sector higher in mid-August. Thrift stocks sustained a positive trend in late-

RP FINANCIAL, LC.
PAGE 4.13

August, which was fueled by lower interest rates and strength in the broader stock market. The upward trend in thrift prices continued through mid-September, as September employment data matched expectations and inflation remained low. Thrift stocks edged lower at the close of the third quarter, which was largely attributable to weakness in the broader stock market.

                Thrift issues also rebounded in conjunction with the broader stock market rally at the start of the fourth quarter. After trading in a narrow range into mid-October, thrift stocks moved lower on some disappointing third quarter earnings and lower guidance on future earnings due to margin compression resulting from a flatter yield curve. The rally in the boarder stock market and the Federal Reserve's indication that inflation risks were well contained fueled gains in the thrift sector during the first half of November. Trading activity in thrift stocks was mixed during late-November, as the rally lost steam on some profit taking and higher than expected inflation data for October. Thrift issues followed the broader market higher in early-December and then declined modestly into a narrow trading range through late-December. The year end rally in the broader stock market provided a slight boost to thrift prices as well.

                The market for thrift stocks was mixed at the start of 2005, but, in general, thrift stocks eased lower during January. Fourth quarter earnings for the thrift sector were generally in line with expectations, but concerns about higher interest rates and margin compression hindered thrift stocks throughout most of January. Thrift stocks followed the broader market higher in early-February, but then eased slightly in mid-February and into early March 2005 on concerns about higher interest rates. On March 4, 2005, the SNL Index for all publicly-traded thrifts closed at 1,589.6, an increase of 7.2% from December 31, 2003 and a decline of 1.0% for year-to-date 2005. The SNL MHC Index closed at 2,904.9 on March 4, 2005, an increase of 0.5% from one year ago and a decline of 0.8% year-to-date.

        B.      The New Issue Market
                --------------------

                In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company's pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering

RP FINANCIAL, LC.
PAGE 4.14

amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book ("P/B") ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

                Thrift offerings completed in the most recent three month period have generally been well received, with most offerings being oversubscribed. As shown in Table 4.2, one full conversion and ten mutual holding company offerings were completed during the past three months. The mutual holding company offerings are considered to be more relevant for purposes of our analysis. On a fully-converted basis, the average closing pro forma price/tangible book ratio of the ten recent MHC offerings equaled 85.6%. On average, these recent MHC offerings reflected price appreciation of 11.1% after the first week of trading. However, of the five MHC transactions closed in 2005, three have traded below their initial share prices at some point following the offering and two remained below their initial prices at March 4, 2005. This data suggests the potential cooling of interest in MHC offerings on a go-forward basis.

                There have been two New Jersey MHC offerings and two Pennsylvania MHC offerings during the last three months, all of which were oversubscribed (see Table 4.2). The average closing P/TB ratios of these four offerings was 86.3%. Each of these offerings were conducted at $10.00 per share
- as of March 4, 2005, the average price for these was $11.59.

        C.      The Acquisition Market
                ----------------------

                Also considered in the valuation was the potential impact on the Company's stock price of recently completed and pending acquisitions of other savings institutions operating in New Jersey. As shown in Exhibit IV-4, there were six New Jersey thrift acquisitions completed from 2001 through year-to-date 2005, and there are no currently pending transactions. We also considered the acquisition prospects for the Company including the acquisition prospects

RP FINANCIAL, LC.
PAGE 4.16

following a second step conversion as well as the potential for a remutualization within current regulatory guidelines. In this regard, we believe that remutualization transactions have positively impacted the pricing of all mutual holding companies (including the Peer Group) and that the Company's pro forma pricing would be similarly impacted by the potential for a remutualization transaction. However, the Company's current plan is to remain independent.


                              * * * * * * * * * * *


        In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for MHC shares and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.


8.      Management
        ----------

        The Company's management team appears to have experience and expertise in all of the key areas of operations. Exhibit IV-5 provides summary resumes of the Company's Board of Directors and senior management. While the Company does not have the resources to develop a great deal of management depth, given its asset size and the impact it would have on operating expenses, management and the Board have been effective in implementing an operating strategy that can be well managed by the Company's present organizational structure. The Company currently does not have any executive management positions that are vacant.

        Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

RP FINANCIAL, LC.
PAGE 4.17

9.      Effect of Government Regulation and Regulatory Reform
        -----------------------------------------------------

        In summary, as a federally-insured savings and loan association operating in the MHC form of ownership, the Company will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Company's pro forma regulatory capital ratios. The one difference noted between the Company and the small minority of Peer Group companies that operate as FDIC regulated institutions was in the area of regulatory policy regarding dividend waivers (see the discussion above for "Dividends"). Since this factor was already accounted for in the "Dividends" section of this appraisal, no further adjustment has been applied for the effect of government regulation and regulatory reform.


Summary of Adjustments
----------------------

        Overall, based on the factors discussed above, we concluded that the Company's pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

    Key Valuation Parameters:                              Valuation Adjustment
    ------------------------                               --------------------

    Financial Condition                                      Slight Downward
    Profitability, Growth and Viability of Earnings          Slight Downward
    Asset Growth                                             Slight Upward
    Primary Market Area                                      No Adjustment
    Dividends                                                Slight Downward
    Liquidity of the Shares                                  No Adjustment
    Marketing of the Issue                                   No Adjustment
    Management                                               No Adjustment
    Effect of Government Regulations and Regulatory Reform   No Adjustment



Basis of Valuation - Fully-converted Pricing Ratios
---------------------------------------------------

        As indicated in Chapter III, the valuation analysis included in this section places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a "fully-converted" basis. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower

RP FINANCIAL, LC.
PAGE 4.18

aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) no opportunity for public shareholders to exercise voting control, thus limiting the potential for acquisition speculation in the stock price; (3) the potential pro forma impact of second-step conversions on the pricing of MHC institutions; (4) the regulatory policies regarding the dividend waiver policy by MHC institutions; and (5) the middle-tier structure maintained by certain MHCs which facilitates the ability for stock repurchases. The above characteristics of MHC shares have provided MHC shares with different trading characteristics versus fully-converted companies. To account for the unique trading characteristics of MHC shares, RP Financial has placed the financial data and pricing ratios of the Peer Group on a fully-converted basis to make them comparable for valuation purposes. Using the per share and pricing information of the Peer Group on a fully-converted basis accomplishes a number of objectives. First, such figures eliminate distortions that result when trying to compare institutions that have different public ownership interests outstanding. Secondly, such an analysis provides ratios that are comparable to the pricing information of fully-converted public companies, and more importantly, are directly applicable to determining the pro forma market value range of the 100% ownership interest in the Company as an MHC. Lastly, such an analysis allows for consideration of the potential dilutive impact of dividend waiver policies adopted by the Federal agencies. This technique is validated by the investment community's evaluation of MHC pricing, which also incorporates the pro forma impact of a second-step conversion based on the current market price.

        To calculate the fully-converted pricing information for MHCs, the reported financial information for the public MHCs must incorporate the following assumptions, based on completed second step conversions to date: (1) all shares owned by the MHC are assumed to be sold at the current trading price in a second step-conversion; (2) the gross proceeds from such a sale were adjusted to reflect reasonable offering expenses and standard stock based benefit plan parameters that would be factored into a second-step conversion of MHC institutions; (3) net proceeds are assumed to be reinvested at market rates on an after-tax basis; and (4) for FDIC-regulated institutions, the public ownership interest is adjusted to reflect the pro forma impact of the waived dividends pursuant to applicable regulatory policy. Book value per share and earnings per share figures for the public MHCs were adjusted by the impact of the assumed

RP FINANCIAL, LC.
PAGE 4.19

second step conversion, resulting in an estimation of book value per share and earnings per share figures on a fully-converted basis. Table 4.3 on the following page shows the calculation of per share financial data
(fully-converted basis) for each of the 11 public MHC institutions that form the Peer Group.


Valuation Approaches: Fully-converted Basis
-------------------------------------------

        In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing the Company's to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches - all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company's prospectus for reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8). Pursuant to the minority stock offering, we have also incorporated the valuation parameters disclosed in the Company's prospectus for offering expenses. The assumptions utilized in the pro forma analysis in calculating the Company's full conversion value are described more fully below.

        o CONVERSION EXPENSES. Offering expenses have been assumed to equal 3.0% of the gross proceeds, which is typical of the level of offering expenses recorded in offerings that were comparable to the Company's full conversion value.

        o EFFECTIVE TAX RATE. The Company has determined the marginal effective tax rate on the net reinvestment benefit of the conversion proceeds to be 39.94%.

        o REINVESTMENT RATE. The pro forma section in the prospectus incorporates a 2.75% reinvestment rate, equivalent to the yield for a U.S. Treasury bills with a one year maturity as of December 31, 2004 adjusted for a constant maturity.

        o STOCK BENEFIT PLANS. The assumptions for the stock benefit plans, i.e., the ESOP and Recognition Plan, are consistent with the structure as approved by the Company's Board and the disclosure in the pro forma section of the prospectus. Specifically, the ESOP is assumed to purchase 8.0% of the stock in conversion at the initial public offering price, with the Company funded ESOP loan amortized on a straight-line basis over 20 years. The Recognition Plan is assumed to purchase 4.0% of the stock in the aftermarket at a price equivalent to the initial public offering price and will be amortized on a straight-line basis over five years.

RP FINANCIAL, LC.
PAGE 4.21

        In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, recent conversions and MHC offerings.

        RP Financial's valuation placed an emphasis on the following:

        o P/E APPROACH. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Company's and the Peer Group's earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that
                (1) the earnings multiples will be evaluated on a pro forma fully-converted basis for the Company as well as for the Peer Group and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting the minority offering proceeds, we also gave weight to the other valuation approaches.

        o P/B APPROACH. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

        o P/A APPROACH. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.


        The Company will adopt Statement of Position ("SOP") 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation. The Company will also adopt SFAS No. 123 as amended which will require that the cost related to stock options be reflected as an expense in the financial statements. These costs have been included in our

RP FINANCIAL, LC.
PAGE 4.22

valuation even though the Peer Group financial figures do not currently reflect such an adjustment.

        Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of March 4, 2005, the pro forma market value of Colonial's full conversion offering equaled $42,000,000 at the midpoint, equal to 4,200,000 shares at $10.00 per share.

        1. PRICE-TO-EARNINGS ("P/E"). The application of the P/E valuation method requires calculating the Company's pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company's reported earnings equaled $1,847,000 for the 12 months ended December 31, 2004. In deriving Colonial's core earnings, the only adjustment made to reported earnings was to eliminate net gains on the sale of investments, which equaled $67,000 for the 12 months ended December 31, 2004. As shown below, on a tax-effected basis, assuming an effective marginal tax rate of 39.94% for the gains eliminated, the Company's core earnings were determined to equal $1,807,000 for the twelve months ended December 31, 2004. (Note: see
Exhibit IV-9 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).

                                                                Amount
                                                                ------
                                                                ($000)

         Net income                                            $1,847
         Deduct: gain on sale of investments(1)                   (40)
                                                                  ----
         Estimated core earnings                               $1,807

         (1) Tax effected at 39.94%.


        Based on the Company's reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company's pro forma reported and core P/E multiples (fully-converted basis) at the $42.00 million midpoint value equaled 22.92 times and 23.43 times, indicating a discount of 23.0% and 29.6%, respectively, to

RP FINANCIAL, LC.
PAGE 4.23

the Peer Group's average fully-converted reported and core P/E multiples (which are the same) of 29.76 times and 33.26 times, respectively (see Table 4.4). At the supermaximum of the valuation range, the Company's pro forma core P/E multiple (fully-converted basis) equaled 31.07 times, indicating a discount of 6.6% relative to the comparative Peer Group average multiple. The implied discounts or premiums reflected in the Company's pro forma P/E multiples take into consideration the Company's pro forma P/B and P/A ratios. On an MHC basis, the Company's pro forma P/E multiples based on reported and core earnings equaled 23.07 and 23.59 times, respectively, at the midpoint (see Table 4.5). At the supermaximum of the range, the Company's reported and core earnings multiples based on the minority stock offering equaled 30.60 and 31.29 times. In comparison, the Peer Group average multiples based on reported and core earnings equaled 36.26 and 37.81 times, respectively.

        2. PRICE-TO-BOOK ("P/B"). The application of the P/B valuation method requires calculating the Company's pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group's P/B ratio (fully-converted basis), to the Company's pro forma book value (fully-converted basis). Based on the $42.00 million midpoint valuation, the Company's pro forma P/B and P/TB ratios both equaled 79.94%. In comparison to the average P/B and P/TB ratios for the Peer Group of 97.46% and 100.95%, the Company's ratios reflected a discount of 18.0% on a P/B basis and a discount of 20.8% on a P/TB basis. At the supermaximum of the valuation range, the Company's pro forma P/B and P/TB ratios (fully-converted basis) equaled 86.71%, indicating discounts of 11.0% and 14.1% relative to the comparative Peer Group average multiples. RP Financial considered the foregoing discounts under the P/B approach to be reasonable, in light of the previously referenced valuation adjustments and the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value.

                On a reported basis (that is, on a current mutual holding compan basis), the Company's pro forma P/B and P/TB ratios equaled 127.41% at the midpoint (see Table 4.5). In comparison, the Peer Group average ratios based on reported and tangible book value equaled 203.05% and 218.19%, respectively, which results in respective midpoint discounts of 37.3% and 41.6%. At the supermaximum, the Company's 144.75% pro forma P/B and P/TB ratios reflect discounts from the Peer Group averages of 28.7% and 33.7%, respectively.

RP FINANCIAL, LC.
PAGE 4.24

        3. PRICE-TO-ASSETS ("P/A"). The P/A valuation methodology determines market value by applying a valuation P/A ratio (fully-converted basis) to the Company's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, the Company's full conversion value equaled 12.85% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio (fully-converted basis) of 23.51%, and thus, the Company's pro forma P/A ratio (fully-converted basis) reflects a 45.3% discount relative to the Peer Group average. On a reported basis, the Company's pro forma P/A ratio at the midpoint equaled 13.67%, which implies a discount of 49.5% relative to the Peer Group's average P/A ratio of 27.09%.


Comparison to Recent Conversions and MHC Offerings
--------------------------------------------------

        As indicated at the beginning of this chapter, RP Financial's analysis of recent conversion and MHC offering pricing characteristics at closing and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The ten recently completed MHC offerings closed at an average price/tangible book ratio of 85.6% (fully-converted basis) and, on average, appreciated 11.1% during the first week of trading. In comparison, the Company's P/TB ratio of 79.6% at the midpoint value reflects an implied discount of 7.0% relative to the average closing P/TB ratio of the recent MHC offerings. At the top of the super range, the Company's P/TB ratio of 86.4% reflected an implied premium of 0.9% relative to the average closing P/TB ratio of the recent MHC offerings. The current average fully-converted P/TB ratio of the five recent MHC offerings which are quoted on NASDAQ, equaled 96.1%, based on closing market prices as of March 4, 2005. In comparison to the current P/TB ratio of these publicly-traded MHC offerings, the Company's P/TB ratio at the midpoint value reflects an implied discount of 17.1% and at the top of the supermaximum valuation the discount narrows to 10.1%.

RP FINANCIAL, LC.
PAGE 4.25

Valuation Conclusion
--------------------

        Based on the foregoing, it is our opinion that, as of March 4, 2005, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, both shares issued publicly as well as to the MHC, equaled $42,000,000 at the midpoint, equal to 4,200,000 shares offered at a per share value of $10.00.

        Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $35.7 million and a maximum value of $48.3 million. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 3,570,000 at the minimum and 4,830,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $55.55 million without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 5,554,500. The Board of Directors has established a public offering range such that the public ownership of the Company will constitute a 46.00% ownership. Accordingly, the offering to the public of the minority stock will equal $16.4 million at the minimum, $19.3 million at the midpoint, $22.2 million at the maximum and $25.6 million at the supermaximum of the valuation range. The pro forma valuation calculations relative to the Peer Group (fully-converted basis) are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8; the pro forma valuation calculations relative to the Peer Group based on reported financials are shown in Table 4.5 and are detailed in Exhibits IV-10 and IV-11.